Exhibit 99.1

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

FINTILES S.p.A.

CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2011

INDEPENDENT AUDITORS’ REPORT

To the Shareholders of

Fintiles S.p.A.

Modena, Italy

We have audited the accompanying consolidated balance sheet of Fintiles S.p.A. and subsidiaries (the “Fintiles Group” or the “Company”) as of December 31, 2011 and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for the year then ended (all expressed in Euros). These consolidated financial statements are the responsibility of the Company’s Directors. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Company’s Directors, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The Company’s consolidated financial statements do not disclose the financial information related to the prior year for comparative purposes. Disclosure of this information is required by International Financial Reporting Standards.

In our opinion, except for the matter discussed in the preceding paragraph, the consolidated financial statements present fairly, in all material respects, the financial position of Fintiles Group as of December 31, 2011, and of the results of its operations and its cash flows for the year then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standard Board.

/s/ DELOITTE & TOUCHE S.p.A.

Bologna, Italy

April 11, 2012

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

3.1 Consolidated Financial Statements

Consolidated balance sheet at December 31, 2011

Table 3.1

(Euro thousands)	31.12.2011	Notes
Assets
Current assets
Cash and cash equivalents	65,154	3.2.3.1
Trade receivables	154,812	3.2.3.2
Inventories	263,408	3.2.3.3
Other current assets	33,694	3.2.3.4
Current financial assets	11,691	3.2.3.5
Total current assets	528,759
Non-current assets
Property, plant and equipment	512,430	3.2.3.6
Investment property	4,753	3.2.3.7
Intangible assets	31,165	3.2.3.8
Goodwill	3,497	3.2.3.9
Investments valued under the equity method	17,754	3.2.3.11
Other investments	1,762	3.2.3.12
Deferred tax assets	43,942	3.2.3.40.2
Other non-current assets	3,452	3.2.3.13
Total non-current assets	618,755
Assets held-for-sale	16,390	3.2.3.14

TOTAL ASSETS	1,163,904

See notes to consolidated financial statements

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Table 3.2

(Euro thousands)	31.12.2011	Notes
Shareholders´ Equity and liabilities
Current liabilities
Short-term loans	15,971	3.2.3.15
Current portion of long-term loans	65,029	3.2.3.21
Current financial liabilities	6,730	3.2.3.16
Trade payables	176,861	3.2.3.17
Income tax payables	2,579	3.2.3.18
Other current liabilities	42,163	3.2.3.19
Provisions for risks and charges	8,963	3.2.3.20
Total current liabilities	318,296
Non-current liabilities
Long-term loans	556,540	3.2.3.21
Non-current financial liabilities	12,079	3.2.3.22
Post-employment benefits	14,777	3.2.3.23
Deferred tax liabilities	67,236	3.2.3.40.2
Other non-current liabilities	17,683	3.2.3.24
Provisions for risks and charges	5,184	3.2.3.25
Total non-current liabilities	673,499
Liabilities related to assets held-for-sale	1,106	3.2.3.26
TOTAL LIABILITIES	992,901

Group shareholders’ equity
Share capital	10,789	3.2.3.27
Retained earnings	121,799	3.2.3.27
Foreign currency translation adjustment	(24,416)	3.2.3.27
Other reserves	59,427	3.2.3.27
Total Group shareholders’ equity	167,599
Non-controlling interest	3,404
TOTAL SHAREHOLDERS’ EQUITY	171,003

TOTAL SHAREHOLDERS’ EQUITY AND LIABILITIES	1,163,904

See notes to consolidated financial statements

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Consolidated income statement for the year ended December 31, 2011

Table 3.3

(Euro thousands)	2011	Notes
Revenues	832,547	3.2.3.29
Cost of sales	(533,994)	3.2.3.30
Gross Profit	298,553
Logistic expenses	(38,836)	3.2.3.31
Selling expenses	(143,600)	3.2.3.32
General and administrative expenses	(55,044)	3.2.3.33
Other income	13,740	3.2.3.35
Other operating charges	(3,291)	3.2.3.36
Operating profit before restructuring and asset write – downs	71,522
Restructuring charges and asset write-downs	(14,203)	3.2.3.34
Earnings before financial income/charges and taxes	57,319
Financial charges	(41,678)	3.2.3.38
Currency gains	1,638	3.2.3.38
Share of expenses from equity investments	(250)	3.2.3.30
Profit before taxes	17,029
Income taxes	(18,629)	3.2.3.40.1
Net loss	(1,600)
Non-controllinginterest income	(1,765)
Group net loss	(3,365)
Loss per share basic and diluted (in Euro)	(0.312)	3.2.3.41

See notes to consolidated financial statements

2011 Consolidated Comprehensive Income Statement

The following data are net of the related tax effect.

Table 3.4

(Euro thousands)	2011
Net loss	(1,600)
Exchange rate differences in the translation of foreign currencies	(1,761)
Losses on derivative instruments	(746)
Gainson investments valued at fair value	1,179
Total comprehensive loss	(2,928)
Non-controlling comprehensive income	(1,825)
Total Group comprehensive loss	(4,753)

See notes to consolidated financial statements

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Consolidated cash flow statement for the year ended December 31, 2011

Table 3.5.1

(Euro thousands)	31.12.2011
CASH FLOW FROM OPERATIONS:
NET LOSS	(1,600)
Adjustments to reconcile the net loss with the cash flow generated / (used) from operations:
Depreciation and amortization	57,966
Share of expenses from equity investments	250
Deferred and current income taxes of the period	18,629
Restructuring charges	(527)
Asset write-downs	2,451
Provisions and other non-cash items	1,020
Gains on sale of tangible fixed assets and equity investments	(1,350)
Unrealized currency profits	(1,879)
Change in Post-employment benefit	(2,294)
Changes in operating assets and liabilities:
Trade receivables	(2,568)
Inventories	(21,665)
Trade payables	(2,723)
Income taxes paid	(18,287)
Other – net	(965)
NET CASH FLOW FROM OPERATIONS	26,458

CASH FLOW FROM INVESTING ACTIVITIES:
Intangible and tangible assets acquired	(61,074)
Assets acquired by Marazzi Distribution Inc.	(4,460)
Net change in financial fixed assets and/or payment of investments acquired	84
Receipts from the sales of tangible and intangible fixed assets	5,450
NET CASH FLOW FROM INVESTING ACTIVITIES	(60,000)

CASH FLOW FROM FINANCING ACTIVITIES:
New long-term loans	102,757
Repayment of long-term loans	(74,973)
Net change in short-term loans	1,193
Net change in financial assets	3,498
Other net	1,702
CASH FLOW FROM FINANCING ACTIVITIES	34,177

EFFECT OF CURRENCY MOVEMENTS ON NET AVAILABLE FUNDS	(459)
INCREASE IN NET LIQUIDITY	176

CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR	64,978
CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR	65,154

See notes to consolidated financial statements

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Statement of changes in consolidated shareholders’ equity for the year ended December 31, 2011

Table 3.6

STATEMENT OF CHANGES IN CONSOLIDATED SHAREHOLDERS’ EQUITY	Share Capital	Ret Earn incl. result for year	Currency translation adjustment	Other reserves	Total	Non- controlling interest	Total shareholders´ equity
Balance at December 31, 2010	10,789	125,164	(22,595)	58,994	172,352	1,591	173,943
Net loss		(3,365)			(3,365)	1,765	(1,600)
Profits/(losses) recorded directly in equity:
– derivative instruments				(746)	(746)		(746)
– valuation of investments at fair value				1,179	1,179		1,179
Translation reserve			(1,821)		(1,821)	60	(1,761)
Total comprehensive profit/(loss)		(3,365)	(1,821)	433	(4,753)	1,825	(2,928)
Change in consolidation scope						(12)	(12)
Balance at December 31, 2011	10,789	121,799	(24,416)	59,427	167,599	3,404	171,003

See notes to consolidated financial statements

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

3.2 Notes to the Consolidated Financial Statements for the year ended December 31, 2011

3.2.1 Company profile

Fintiles S.p.A. (the “Parent Company” or “Company”) is a company which is subject to the laws of the Italian Republic.FintilesS.p.A. and its subsidiaries (“FintilesGroup” or “Group”) operate primarily in Italy, France, Spain, Russia, the United States of America and China.

The Group produces and markets ceramics for floorings and coverings. It is the world leader in the design, production, and marketing of porcelain tiles, and has a growing presence in markets for other covering materials, sanitary ware, and decorative accessories.

The consolidated financial statements presented herein were approved by the Board of Directors of Fintiles S.p.A. (the “Board”) with board resolution dated March 26, 2012.

3.2.2 Form, content, accounting standards, and valuation criteria

Form and content

The Group consolidated financial statements are expressed in Euro (rounded to the nearest thousand) which is also the principal functional currency of the Group.

The Group consolidated financial statements for the year ended December 31, 2011, including the consolidated balance sheet, the consolidated income statement, the comprehensive income statement, the consolidated cash flow statement, the statement of changes in consolidated shareholders’ equity and notes to the consolidated financial statements, have been drawn up in accordance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) as of the date of approval of these consolidated financial statements by the Board of Directors of the Company. “IFRS” refers to the International Accounting Standards (“IAS”) in force, as well as those of the IFRS Interpretation Committee, previously known as the International Financial Reporting Interpretations Committee (“IFRIC”), and before that the Standing Interpretations Committee (“SIC”).

The Consolidated Financial Statements were prepared on the basis of the cost criteria, adjusted for the revaluation of some financial instruments, and on the going concern basis. The Group has established that even in the presence of continuing difficult economic and financial scenario, there are no significant uncertainties (as defined by paragraph 25 of IAS 1) on the going concern of the business, also following the actions already undertaken to adjust to changed demand levels, as well as the industrial and financial flexibility available to the Group.

The Group presents the income statement by function (also referred to as “cost of sales”), which is considered more representative compared to the presentation of the nature of expenses. The presentation chosen reflects the internal and management reporting systems of the Group’s business. The balance sheet is classified between non-current assets and liabilities and current assets and liabilities.

The cash flow statement was prepared applying the indirect method.

The unusual operations were identified and shown separately in the preparation of the consolidated financial statements and the notes thereto.

In 2011, the Group did not have any transactions which for size/importance, nature of the counterparties, nature of the transaction, method in determining the transfer price or time period (close to the year-end) could have given rise to doubts in relation to the correctness/completeness of the information in the consolidated financial statements, to conflict of interests, to safeguarding the company’s assets or to protecting minority shareholders.

Additional statements to the income statement and balance sheet are provided which report significant amounts with related parties (Note 3.2.5).

Accounting standards, amendments and interpretations applied after January 1, 2011

During the year the Group considered, where applicable, the following new or revised IFRS standards:

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

•

IAS 24 revised – “Related party disclosures” issued on November 4, 2009 by the IASB simplifies the type of information required in the case of transactions with related parties controlled by the state and clarifies the definition of related parties. The adoption of this amendment had limited effects on the disclosure of transactions with related parties reported in the present consolidated financial statements.

•

Amendment to IAS 32 – “Financial Instruments: disclosure in the accounts” in order to govern the recording of rights issues (rights, options or warrants) recorded in currencies other than the functional currency of the issuer. The amendment requires that, under certain conditions, these rights are classified under net equity independent of the currency in which the exercise price is denominated.

•

In November 2009, amendments to International Financial Reporting Interpretations Committee (IFRIC) 14 “Prepayments of a minimum funding requirement” were issued. The amendments to IFRIC 14, which itself is an interpretation of IAS 19 “Employee Benefits” is effective for annual reporting periods beginning on or after January 1, 2011. In the limited circumstances when an entity is subject to minimum funding requirements and makes an early payment of contributions to cover those requirements, IFRIC 14 permits the entity to treat the benefit of such an early payment as an asset.

•

IFRIC 19 – “Extinguishing financial liabilities with equity instruments”, which provides guidelines on the recognition of extinguishing financial liabilities through the issue of equity instruments. The interpretation establishes that if a company renegotiates the settlement conditions of a financial liability and the creditor accepts the settlement through the issue of shares of the company, the shares issued by the company become part of the price paid for the settlement of the financial liabilities and they must be valued at fair value; the difference between the book value of the financial liabilities settled and the initial value of the capital instruments issued must be recorded to the income statement in the period.

•	Improvements to IFRSs (2010).

The application of the new standards, amendments and interpretations did not have a significant impact on the annual accounts of the Group.

Accounting standards, amendments and interpretations not yet applicable and not adopted in advance by the Group

Amendment to IAS 12 – Income taxes: requires entities to value deferred taxes deriving from an asset based on the method by which the carrying value of this asset will be recovered (through continuous use or through sale). The amendment is effective for annual periods beginning on or after January 1, 2012.

Amendment to IAS 1 – Presentation of financial statements: published by the IASB in June 2011 requires the grouping of items presented in other comprehensive income based on whether they are potentially reclassifiable to profit or loss subsequently. The amendment is effective for annual periods beginning on or after July 1, 2012.

IFRS 9 – Financial Instruments: published by the IASB in November 2009 and amended in October 2010, the standard is the first step toward the full replacement of IAS 39 and introduces new criteria for the classification and measurement of financial assets and liabilities and for the de-recognition from the financial statements of financial assets. In particular for financial assets the new standard utilizes a single approach based on the management method of financial instruments and on the contractual cash flow characteristics of the financial assets in order to determine the measurement criteria, replacing the various rules established by IAS 39. According to the new standard these changes must be recorded to other comprehensive profits and losses and no longer transferred to the income statement. The standard is effective for annual periods beginning on or after January 1, 2015.

IFRS 10 – Consolidated Financial Statements: published by the IASB in May 2011, it replaces SIC-12 Consolidation – Special Purpose Entities and parts of IAS 27 – Consolidated and Separate Financial Statements (to be renamed Separate Financial Statements) and will govern the inclusion of investments in the separate financial statements. The new standard is based on existing standards, identifying control as the determining factor for the consolidation of a company in the consolidated financial statements of the parent company. The standard is effective for annual periods beginning on or after January 1, 2013.

IFRS 11 – Joint agreements: published by the IASB in May 2011 it replaces IAS 31 – Interests in joint ventures and SIC -13 – Jointly controlled entities – Non-monetary contributions by venturers. The new

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

standard establishes the criteria for the classification of joint arrangements based on the rights and obligations of the agreements, rather than on the legal form and establishes the net equity method as the only method to be applied to holdings in joint ventures in the consolidated financial statements. The standard is effective for annual periods beginning on or after January 1, 2013. Following the issue of the new standard, IAS 28 – Investments in Associates has been amended to include accounting for investments in jointly-controlled entities in its scope of application (from the effective date of the standard).

IFRS 12 – Disclosure of interests in other entities: a new and complete standard on additional information to be provided on all types of investments, including those in subsidiaries, joint arrangements, associated companies, special purpose entities and other non-consolidated vehicle companies. The standard is effective for annual periods beginning on or after January 1, 2013.

IFRS 13 – Fair value measurement: published in May 2011 and clarifies how the fair value is calculated for the purposes of the financial statements and is applied to all IFRS standards which require or permit the calculation of the fair value or the presentation of information based on the fair value. The standard is effective for annual periods beginning on or after January 1, 2013.

Amendment to IAS 19 – Employee benefits: published by the IASB in June 2011 and removes the option to defer recognition of gains or losses under the corridor method, requiring presentation in the balance sheet of the deficit or surplus of the relevant provision and the separate recognition to the income statement of the labor cost components and net financial charges and the recognition of the gains or losses which derive from the recalculation of the assets and liabilities under Other Comprehensive Income.

The amendment finally introduces new additional information to be provided in the notes to the financial statements. The standard is effective for annual periods beginning on or after January 1, 2013.

Amendment to IAS 32 – Financial Instruments: Presentation, to clarify the application of a number of criteria for the offsetting of financial assets and liabilities present in IAS 32. The amendment is effective for annual periods beginning on or after January 1, 2014.

Amendments to IFRS 7 – Financial Instruments: Disclosures. The amendment requires information on the effects or potential effects of remuneration contracts on the financial assets and liabilities in the balance sheet. The amendment is effective for annual periods beginning on or after January 1, 2013 and the information must be provided in retrospective manner.

Amendments to IFRS 7 – Financial Instruments: Disclosures, applicable for the accounting periods after July 1, 2011. The amendments were issued in order to improve understanding of transfers (de-recognition) of financial assets, including understanding the possible effects of any risks pertaining to the company which has transferred these assets. The amendments also require additional information in the case in which a disproportionate amount of these transactions are carried out in an accounting period. The adoption of the amendment will not have any impact on the valuation of any accounts in the financial statements.

No material effects on the group consolidated financial statements are expected from the future adoption of the above new standards.

Consolidation scope and accounting criteria

Subsidiary companies

The subsidiary companies are companies on which the Group exercises control, as defined by IAS 27 – Consolidated and separate financial statements, or those in which the Group has direct or indirect power to establish the financial and operating policies in order to gain the benefit from their implementation. Subsidiaries are consolidated from the date in which control occurs until the moment in which such control terminates.

The following subsidiaries were included in the consolidation scope at December 31, 2011:

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Table 3.7

Company	Registered Office	Sector	Currency	Share capital total (in ‘000 local currency)	Share capital holding (in ‘000 local currency)	% held	Business Unit
MARAZZI GROUP S.P .A.	Modena	Tile production	Euro	102,232	102,232	100.0	Italy
HATRIA S.p.A.	Teramo	Sanitary prod.	Euro	13,000	13,000	100.0	Italy
EXPLORER S.r.l. in liquidation	Sassuolo (M O)	Sale raw materials	Euro	100	90	90.0	Italy
EDILCAVE S.r.l. in liquidation	Castellarano (RE)	Excav/sale of clay	Euro	12	6	51.0	Italy
MARAZZI DEUTSCHLAND G.m.b.H.	Germany	Commercial	Euro	102	102	100.0	Italy
AREA M S.r.l.	Sassuolo (M O)	Commercial	Euro	99	99	100.0	Italy
MARAZZI (UK) Ltd	UK	Commercial	Euro	10	10	100.0	Italy
MARAZZI JAPAN CO., LTD	Japan	Commercial	Yen	10,000	7,000	70.0	Italy
ARMONIE S.r.l.	Bologna	Services	Euro	50	50	100.0	Italy
DOMUS EXCELSIA S.r.l.	Modena	Real Estate	Euro	60	60	100.0	Italy
MARAZZI ENGINEERING Unipersonale	Sassuolo (M O)	Laying of tiles	Euro	750	750	100.0	Italy
C.F. MARAZZI S.A.	Luxembourg	Finance	Euro	1,200	1,200	100.0	Italy
DONKERAM PROM SIRYO LLC	Ukraine	Clay excavation	Uah	83	68	82.0	Russia
MARAZZI USA INC.	USA	Holding company	$USA	11,328	11,328	100.0	USA
MONARCH CERAMIC TILE Inc.	USA	Tile production	$USA	20,000	20,000	100.0	USA
AMERICAN MARAZZI TILE Inc.	USA	Commercial	$USA	128	128	100.0	USA
MARAZZI DISTRIBUTION Inc.	USA	Sale of tiles	$USA	2,500	2,500	100.0	USA
WELOR ZAO	Russia	Tile production	Rub	192,139	192,139	100.0	Russia
KERAMA CENTRE	Russia	Sale of tiles	Rub	490	490	100.0	Russia
SIBIR KERAMA	Russia	Sale of tiles	Rub	50	50	100.0	Russia
UGRA KERAMA	Russia	Sale of tiles	Rub	165	99	60.0	Russia
KRAJ KERAMA	Ukraine	Sale of tiles	Uah	9,374	9,337	99.6	Russia
OKA KERAMA	Russia	Sale of tiles	Rub	10	6	60.0	Russia
KERAMA TUM EN	Russia	Sale of tiles	Rub	860	516	60.0	Russia
BALT KERAMA	Russia	Sale of tiles	Rub	10	10	99.0	Russia
DON KERAMA	Russia	Sale of tiles	Rub	1,510	1,208	80.0	Russia
KERAMA PERM	Russia	Sale of tiles	Rub	10	10	99.0	Russia
KERAMA SOCI	Russia	Sale of tiles	Rub	3,000	1,800	60.0	Russia
VOLGA KERAMA	Russia	Sale of tiles	Rub	802	800	99.8	Russia
ROSBELKERAMA	Belarus	Sale of tiles	Rub	975	585	60.0	Russia
IRKUTSK KERAMA	Russia	Sale of tiles	Rub	50	30	60.0	Russia
ENISEJ KERAMA	Russia	Sale of tiles	Rub	50	30	60.0	Russia
ALTAJ KERAMA	Russia	Sale of tiles	Rub	20	12	60.0	Russia
KERAMA EXPORT	Russia	Sale of tiles	Rub	100	100	100.0	Russia
VOLGOGRAD KERAMA	Russia	Sale of tiles	Rub	1,500	1,200	80.0	Russia
KERAMA NIZHNI NOVGOROD	Russia	Sale of tiles	Rub	3,000	2,400	80.0	Russia
UFA KERAMA	Russia	Sale of tiles	Rub	1,200	1,188	99.0	Russia
ORELSHTAMP	Russia	Production services	Rub	44,887	34,200	76.2	Russia
KERAMA OMSK	Russia	Sale of tiles	Rub	1,000	510	51.0	Russia
BUDAGROM ECHZAPCHASTINA	Ukraine	Real Estate	Uah	221	206	93.2	Russia
KERAMA EKATERINBURG	Russia	Sale of tiles	Rub	2,000	2,000	100.0	Russia
TORETSKOE PROM S’YRIE	Ukraine	Real Estate	Uah	16	16	100.0	Russia
KERAMA BALTIKS	Latvia	Sale of tiles	Lvl	281	278	99.0	Russia
MARAZZI IBERIA S.A.	Spain	Tile production	Euro	2,705	2,705	100.0	Spain
GROUPE MARAZZI FRANCE S.A.	France	Tile production	Euro	11,538	11,538	100.0	France
ALSACE LOGISTIQUE S.A.	France	Tile production	Euro	1,000	1,000	100.0	France
M G CHINA TRADING Limited	Hong Kong	Commercial	$HK	10	10	100.0	APAC
MARAZZI GROUP TRADING (SHANGHAI) Co. Ltd	Shanghai	Commercial	$USA	3,600	3,600	100.0	APAC

The principal changes compared to the consolidated scope of the consolidated financial statements for the year ended December 31, 2010 are as follows:

•

The acquisition of a business unit comprised of a distribution network of six sales points in the southwest of the United States of America (“USA”) through the newly-incorporated Marazzi Distribution Inc.

•	The incorporation of the company Kerama Baltiks in Latvia and ToretskoeProms’yr’e in the Ukraine.

•	The cancelation from the company register of Sunflower Ceramics Limited (in liquidation from the end of 2010), a subsidiary of CF Marazzi S.A.

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

At the end of September 2011, an extensive reorganization project of the United States business units was completed, with the following objectives:

•	Concentrate control in a single legal entity (a Holding company)

•	Reorganize the value chain, in line with the roles and functions of each of the USA business unit companies.

•	Restructure the activities of the USA companies and increase efficiency, including tax management, of the Group companies.

•

Improve the management of cash flows within the Group, allowing on the one hand significant cash flow in favor of the Parent Company on the reorganization and allowing the optimization of the financial management of the Group.

The steps necessary to reach the new structure are as follows:

•	American Marazzi Tile Inc., wholly owned company of the subsidiary Marazzi Group S.p.A. changes its name to Marazz Usa Inc.

•

Marazzi Usa Inc. incorporates a new company named Ragno Acquisition Inc., which was merged by incorporation into Ragno Usa Inc., a company which at September 30, 2011 was entirely held by Marazzi Group S.p.A.; following this USA company reverse merger, Ragno Usa Inc. is entirely held by Marazzi Usa Inc.

•

Marazzi Usa Inc. confers to Ragno Usa Inc. (which changed its name to American Marazzi Tile Inc.) all of the operational and production activities previous held, becoming in fact only a holding company.

•	Marazzi Usa Inc. acquires from Marazzi Group S.p.A. the entire holding in Monarch Ceramic Tile Inc.

Following the above operations, from October 1, 2011, Marazzi Usa Inc., wholly owned by Marazzi Group S.p.A., controls 100% of the other USA Group companies (Monarch Ceramic Tile Inc., American Marazzi Tile Inc. and Marazzi Distribution Inc.).

During the year, the following other changes in the Group composition which did not have an impact on the consolidation scope took place:

•	Merger by incorporation from September 2011 of the company PennaroyaS.A. into Marazzi Iberia S.A.

•	Merger by incorporation from October 2011 of Marazzi Diffusion S.A. into Group Marazzi France S.A.

These changes did not result in significant variations in the values for comparative purposes with the previous year.

Associated companies

Shares in associated companies (companies in which Group has a significant influence) are valued under the equity method. Profits or losses pertaining to the Group are recorded in the consolidated financial statement as of the date on which significant influence began, and up to the date on which significant influence ends.

The companies valued under the equity method at December 31, 2011 were as follows.

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Table 3.8

Company	Registered office	Sector	Currency	Total share capital (in ‘000 of local currency)	Share capital subscribed (in ‘000 of local currency)	Book value (in ‘000 of Euro)	% Held
Finmill Srl	Bologna	Finance	Euro	3,666	1,317	644	35.93%
Mineralbaveno Srl	Baveno (VB)	Granite excav.	Euro	118	28	154	23.73%
Tempini Spa	Brescia	Commercial	Euro	9,000	3,600	16,956	40.00%
Total						17,754

The other investments stated at costat December 31, 2011 were as follows:

Table 3.9
Company	Registered office	Sector	Currency	Total share capital (in ‘000 of local currency)	Share capital subscribed (in ‘000 of local currency)	Book value (in ‘000 of Euro)	% Held
Eks Eczacibasi	Turkey	Production of tiles	YTL	110,000	1,333	1,182	1.21%
Alluminsil Gaianello S.r.l.	Pavullo	Clay excavation	Euro	250	45	128	18.00%
Penta Levigatura S.p.a.	Castellarano	Polishing of tiles	Euro	525	52	32	9.90%
MB Venture Capital Fund I Part. Company G N.V.	Holland	Finance	Euro	50	7	0	14.00%
Omnia Factor Spa	Italy	Factoring	Euro	4,000	100	160	2.50%
Other minor						260
Total						1,762

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Consolidation principles

The principal consolidation criteria utilized in the preparation of the consolidated financial statements prepared in accordance with IFRS for the year ended December 31, 2011 are as follows:

a)	The book value of investments is eliminated against the relative net equity, with the recognition of the assets and liabilities of the investments under the line-by-line method.

b)	Any higher book value of the investments compared to the net equity at the time of acquisition is allocated, where possible, to the asset accounts of the companies included in the consolidation, up to the current value of the assets and for the residual part to goodwill. Subsequent to the effective date of the new IFRS 3 (January 1, 2010), which establishes the fair value measurement of all assets and liabilities acquired and the recording of goodwill also in relation to the non-controlling interests, no further acquisitions were made under which the new valuation criteria is required.

c)	If a decrease emerges, IFRS 3 does not consider the recognition of negative goodwill. Therefore the excess of the acquirer’s interest in the “fair value” of the assets, liabilities and potential liabilities identifiable in the company acquired, compared to the cost, is recorded to the income statement after re-determining the “fair value” of the assets, liabilities and potential liabilities of the acquired company.

d)	Once control of an investment is acquired, any acquisition of further shares are recognized by recording the difference between the price paid and the value of the corresponding share of net equity of the investment directly as a reduction of consolidated net equity. Similarly, in the case of the sale of an investment which does not lead to a loss of control, the gain or the loss is recorded directly to a net equity account and subsequently transferred to the income statement only on the ceding of control of the investment.

e)	The results of subsidiaries acquired or sold during the year are included in the consolidated income statement from the date of acquisition until the date of sale.

f)	Significant transactions between consolidated subsidiaries are eliminated as well as debit and credit balances, costs and revenues and unrealized gains resulting from inter-company transactions, net of any tax effect. The inter-company losses are eliminated except when they represent a permanent loss in value.

g)	The non-controlling interests in the subsidiaries consolidated are recorded separately in net equity. This non-controlling interest is determined based on the percentage held in the fair value of the assets and liabilities recorded at the original acquisition date and in the changes in net equity after this date. After the initial recording, the losses attributable to the minority shareholders exceeding the shareholders’ equity pertaining to them are allocated to the Group shareholders’ equity except where the minority shareholders have a binding obligation and are capable of making further investments to cover the losses. For acquisitions made before the date of first application of IFRS, as permitted by IFRS 1, the consolidation was carried out based on the pre-existing standards. Therefore the non-controlling interest net equity was originally based on the share of net equity of the minority shareholder at the acquisition date.

h)	When the losses attributable to minority shareholders exceed their quota of the share capital in an investment, the excess, or rather the deficit, is recorded as due by the Group, except in the case and up to the amount the minority shareholders have a binding obligation and are capable of making an additional investment to cover the losses, in which case the excess is recorded as an asset in the consolidated financial statements.In the first case, if there are profits in the future, the share of these profits attributable to the minority shareholders are allocated to Group profits for the amount necessary to recover the losses previously attributed to the Group.

Translation of financial statements expressed in currency other than the Euro and of accounts in foreign currency

The consolidated financial statements are presented in Euro, which is the Company’s functional currency. Each Group company determines the functional currency to be used to value the accounts in the financial statements. Transactions in foreign currency are initially recorded at the exchange rate (referred to the functional currency) at the transaction date. Monetary assets and liabilities in foreign currency are translated to the functional currency at the exchange rate at the balance sheet date. All exchange differences are recognized in the income statement. Non-monetary items valued at historical cost in foreign currency are translated by using the exchange rates in effect on the date the transaction was first recorded. Non-monetary items recorded at fair market value in foreign currency are translated by using the exchange rate on the date the value was calculated.

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

The functional currency used by the USA subsidiaries is the US Dollar (USD).The functional currency used by the Russian subsidiaries is the Rouble. The functional currency of the Ukrainian companies is the UahHryvnia; the functional currency of the Chinese companies is the CNY Renminbi, while the functional currency of the Japanese company is the Japanese Yen.

At the closing date of each subsidiary’s financial statements, assets and liabilities were translated into the currency in which the Parent Company presents its financial statements (the Euro) at the exchange rate in effect on such date, and the income statement was translated by using the average exchange rate for the year. Exchange differences deriving from translation are charged directly to equity and are recorded in a specific equity reserve.

Goodwill and fair value adjustments generated at the time of allocation of acquisition cost of a foreign company are recorded in the appropriate currency and translated by using the exchange rate at year-end.

The average and year-end exchange rate utilized for the conversion of foreign financial statements are shown in the table below:

Table 3.10

Exchange rates for the conversion of foreign financial statements

Year-end rates (balance sheet accounts)
(currency/Euro)	31.12.2011
Europe
Russian Rouble	41.77
Ukrainian Hryvna	10.37
North America
US Dollar	1.29
Asia
Chinese Renminbi	8.16
Japanese Yen	100.20

Average rate for the period (income statement accounts)
(currency/Euro)	2011
Europe
Russian Rouble	40.88
Ukrainian Hryvna	11.10
North America
US Dollar	1.39
Asia
Chinese Renminbi	9.00
Japanese Yen	111.02

Use of estimates

The preparation of the consolidated financial statements and notes in accordance with IFRS requires management to make estimates and forecasts that have an influence on the values of assets and liabilities in the consolidated financial statement and on the disclosure regarding potential assets and liabilities as of the date of same.

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

These estimates and assumptions are based on the best valuations currently available to Management, supported by significant facts, experience and other relevant circumstances, subject to future change.

In this context it is reported that the situation caused by the current difficult economic and financial environment resulted in the need to make assumptions on a future outlook characterized by significant uncertainty, for which it cannot be excluded that results in the future will be different from such estimates and which therefore could require adjustment, currently not possible to estimate or forecast, which may even be significant, to the book value of the relative items.

The estimates and assumptions are reviewed periodically and regularly and the effects of any changes are recorded in the income statement in the period of the revision of the estimate, if the revision has effect only on that period, or also in subsequent periods if the revision has effect on the current year and on future years.

Estimates are utilized to record provisions for credit risks, obsolete inventories, depreciation and amortization, asset write-downs, employee benefits, taxes, and provisions for risks and expenses.

Accounting principles

Intangible assets with definite life

Intangible assets are recorded at acquisition cost when it is probable that the use of the asset will generate future economic benefits and when its cost can be reliably calculated. Intangible assets acquired through business combinations are recorded at fair value at the acquisition date, if such value can be reliably calculated. Intangible assets with a defined useful life are amortized on a straight-line basis over their estimated useful life; useful life is reviewed annually, and any changes (if necessary) are made on the basis of their newly-calculated useful life.

Trademarks are included under intangible assets with a definite useful life and are amortized on a straight-line basis, based on the useful life defined at the moment of their acquisition and are re-examined on an annual basis.

Research and development costs

Research costs are recognized in the income statement in the period in which they are incurred.

Development costs are recorded in assets only if all of the following conditions are satisfied: the asset is identifiable, the costs can be calculatedin a reliable manner and the technical feasibility of the project, volumes, and expected prices indicate that costs incurred for development will generate future economic benefits. Capitalized development costs include only those costs that are directly attributable to development. Capitalized development costs are amortized in the period in which the expected revenue from the project is generated, as an estimated average over three or five years. All other development costs are charged to the income statement when incurred.

Goodwill

Goodwill deriving from the acquisition of subsidiaries or associated companies is initially recorded at cost, and represents the surplus of acquisition cost compared to the purchaser’s quota of net fair value with respect to identifiable values of the assets, liabilities, and contingent liabilities of the acquired companies. Any negative difference (“negative goodwill”) is recognized in the income statement at the date of acquisition.

The goodwill acquired in a business combination is allocated, at the date of acquisition, to the individual Group cash-generating units, or to the group of cash-generating units which should benefit from the synergies of the business combination, independently of the fact that other assets or liabilities of the Group are allocated to this unit or group of units. Each unit or group of units to which the goodwill is allocated:

•	represents the lowest level within the Group to which the goodwill is monitored at internal management level; and

•	represents the smallest independent financial cash generating unit (CGU) through which the Group operates in the various market segments.

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

After initial recognition, goodwill is reduced by any accumulated losses in value, calculated with the methods described below.

The goodwill relating to investments in associated companies is included in the carrying value of these companies.

The goodwill is not amortized, but is subjected, annually, or more frequently if specific events or circumstances indicate the possibility of having incurred an impairment, to verifications of any reduction in value. After the initial recognition, goodwill is measured at cost, less any accumulated loss in value.

Any goodwill emerging at the acquisition date is allocated to each CGU which is expected to benefit from the synergies of the acquisition. Any loss in value is identified by means of valuations based on the ability of each cash-generating unit to produce cash flows for purposes of recovering the part of goodwill allocated to it; these valuations are conducted with the methods described in the section referring to tangible assets. If the recoverable value of the CGU is less than the attributed book value, the loss in value is recorded. This loss is not restated if the elements that generated it no longer exist.

When all or part of a previously acquired company (whose acquisition produced goodwill) is sold, the corresponding residual value of goodwill is considered when calculating the gains or losses generated by such sale.

On the first-time adoption of IFRS, the Group chose not to apply IFRS 3 – Business combinations retroactively to acquisitions conducted prior to January 1, 2004. Therefore, goodwill generated from acquisitions prior to the date of transition to IFRS’s was maintained at the previous value calculated according to Italian generally accepted accounting principles (GAAP), subject to verification and recording of any losses in value.

Tangible fixed assets

Property, plant and equipment

Property, plant and equipment are recorded at acquisition or production cost, including directly attributable costs necessary for the asset being in the condition for which it was acquired, increased (when significant and in the presence of legal or contractual obligations) by the current estimated cost of dismantling and removing the asset with the corresponding liability is recorded in the future risks and expenses provision. Tangible assets existing as of the date of transition to IFRS (January 1, 2004) were recorded at deemed cost, which for some assets (except for some land and buildings) is the revalued cost calculated on the basis of fair market value on the transition date, considered as substituting deemed cost.

Among the costs directly attributable are also financial charges directly attributable to the cost of the asset, either deriving from loans specifically granted for the construction of a specific asset, or in the case of general loans utilized to obtain a capitalized asset, for the period necessary to bring the asset into the technical condition for its expected utilization.

The depreciation of these buildings is recognized in the income statement. On the subsequent sale or disposal of the assets revalued, the amount of the relative revaluation reserve is transferred directly to retained earnings.

If major components of such tangible assets have different useful lives, such components are accounted for separately. Land, both with and without buildings, is recorded separately and is not depreciated as it has unlimited useful life.

Tangible assets are presented net of accumulated depreciation and any losses in value, calculated as described below. Depreciation is calculated on a straight-line basis according to the estimated useful life of the asset. Useful life is reviewed annually and any changes, where necessary, are made on the basis of the new estimate. The principal useful lives utilized for depreciation are as follows:

Buildings	25-60 years
Plant and machinery	5-10 years
Commercial and industrial equipment	2.5-5 years
Other assets	5-8 years

The book value of property, plant and equipment is subject to an impairment test where internal or external indicators exist for a loss in value. If this impairment test confirms the indication and therefore if the book

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

value exceeds its recoverable value, the assets are written down in order to reflect the lower value. The recoverable value of tangible assets is the higher of net selling price and value in use.

In defining the value in use, the expected future cash flows are discounted using a pre-tax discount rate that reflects the current market assessment of the time value of money and the specific risks of the activity. For an asset that does not generate sufficient independent cash flows, the realizable value is determined in relation to the CGU to which the asset belongs. Losses in value are charged to the income statement as amortization, depreciation and write-down costs. Such losses are reversed when the reasons for their write-down no longer exist.

At the moment of the sale, or when there are no expected future economic benefits from the use of an asset, this asset is eliminated from the consolidated financial statements and any loss or gain (calculated as the difference between the disposal value and the book value) is recorded in the income statement in the year of the above mentioned elimination.

Assets leased

Leasing contracts are classified as finance lease contracts when the terms of the contract are such that they substantially transfer all of the risks and benefits of ownership to the lessee. All the other leases are considered operating leases.

Assets held under finance leases, pursuant to which all risks and benefits deriving from ownership of the leased assetare transferred to the Company, are capitalized in tangible assets as of the starting date of the lease at the fair value of the asset or, if less, at the current value of the minimum lease payments, including the price of the redemption option. The liability is recorded under financial payables. Lease installments are allocated to principal and interest to obtain application of a constant interest rate on the balance of the debt (principal). The financing charges are expensed directly to the income statement, unless they are attributed to specific assets, in which case they are capitalized in accordance with the general Group policies on financial charges.

Capitalized lease assets are depreciated over their estimated useful life. Leases in which the lessor substantially retains all of the typical risks and rewards of ownership are classified as operating leases and the costs relating to these contracts are recorded on a straight-line basis to the income statement for the duration of the contract.

Investment property

Investment properties are recorded in the consolidated financial statements at acquisition cost including transaction costs, if measurable and if there is a likely realization of economic benefits. Investment properties are eliminated from the consolidated financial statements when they are sold or when they are unusable on a long-term basis and no future economic benefits are expected from their sale.

Any profit or loss deriving from the elimination of an investment property is recorded in the income statement in the year of its elimination.

Impairment of non-current assets

Non-current assets include buildings, plant and machinery, intangible assets (including goodwill), investments and other financial assets. Management periodically evaluates the carrying value of the non-current assets held and utilized and of the assets which must be disposed of, when events and circumstances require this revision.

In accordance with IAS 36, in the analysis of the value for the impairment test, the discounted cash flow method was used. This criterion is based on the general concept that the value of an enterprise (“Enterprise Value”) is equal to the discounted value of the two following elements:

•	cash flow that will be generated within the expected time period;

•	residual value, which is the total enterprise value deriving from the period beyond the forecasted time period.

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

The discount rate from the operating cash flows considered is the weighted average cost of capital (WACC). The WACC is the average weighted cost of own capital and debt capital based on the average financial structure of comparables. In addition to the cash flows expected for the 2012-2015 period, those relating to the so-called Perpetuity criteria establishing the Terminal Value are considered.

The discount rate utilized WACC, as for the medium-long term growth rate “g”, was established based on the country risk where the individual CGU’s operate:

Table 3.11

Geographic Area	WACC	“g”
Eurozone	6.6%	1.4%
USA	6.7%	2.3%
Russia	12.3%	4.1%

The situation caused by the current economic and financial crisis resulted in the need to make assumptions on a future outlook characterized by significant uncertainty, for which it cannot be excluded that results in the near future will be different from such estimates and which therefore could require adjustment, currently not possible to estimate or forecast, to the book value of the relative items.

When the carrying value of a non-current asset has been impaired, the Group records a write-down for the excess value between the carrying value of the asset and its recoverable value through use or sale, with reference to the most recent plans of the Group.

Non-current assets held-for-sale

These include non-current assets (or groups of assets held-for-sale) whose book value is recoverable principally through sale rather than continued use. This condition is applicable only when the sale is highly probable, the asset (or group of assets) is available for immediate sale in its current conditions.

The assets held-for-sale are measured at the lower of their book value and the fair value less costs to sell. Depreciation discontinued on the reclassification of the asset into assets held-for-sale.

If these assets are considered discontinued operations, the results (net of the fiscal effects) are shown separately in the income statement.

Financial Instruments

The financial instruments held by the Group are included in the accounts described below.

Equity investments and other non-current financial assets include the investments in non-consolidated companies and other non-current financial assets (non-current receivables and loans).

Current financial assets include receivables from financing activity, current securities and other current financial assets (which include the fair value gains of the derivative financial instruments), as well as cash and cash equivalents.

Cash and cash equivalents includes bank deposits, other highly negotiable securities which can be readily converted into cash and which do not have a significant risk of change in value.

Current securities include short-term and marketable securities, which represent temporary liquidity investments but may not be classified under cash and cash equivalents; the current securities are held for trading.

Financial liabilities refer to financial payables, as well as other financial liabilities (which include the fair value losses of the derivative financial instruments), trade payables and other payables.

Securities available-for-sale

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

The investments in other companies which are not controlling interests, or jointly controlled, or associated companies and other securities included in non-current assets are classified as financial assets available for sale and are measured at fair value.

In the case of equity securities whose fair value cannot be reliably estimated, they are recorded at cost less any loss in value.

The gains and losses deriving from the fair value adjustment are recognized in a separate equity reserve, net of the relative tax effect, until they are sold or incur a loss in value.

In the presence of permanent losses in value or in the case of sale, the gains and losses recognized up to that moment in the shareholders’ equity are recognized in the income statement.

For listed equity securities, a loss in value is incurred when the fair value of the asset available for sale is lower than the cost for a significant percentage of this latter and for an extended time period.

For non-listed equity securities, a loss in value is incurred when, in the presence of impairment indicators, the recoverable value, determined based on valuation techniques, is lower than cost.

For debt securities, a loss in value is incurred when, only in the presence of impairment indicators, the recoverable value is lower than the theoretical amortized cost at the reference date.

Securities held for trading

The account includes securities acquired principally with the purpose of being resold in the short term. These securities are classified under current assets.

They are measured at fair value and that changes are reported through profit and loss. The costs are expensed in the income statement.

The purchases and sales of securities held for trading are recorded at the settlement date.

Investments held to maturity

The financial assets which are not derivative instruments and which are characterized by payments of fixed or determinable maturity are classified as “investments held to maturity” when the Group has the intention and the capacity to hold them in portfolio until maturity. After initial recognition, financial investments held until maturity are measured at amortized cost. This cost is calculated as the initial value recorded less the repayment of the capital portion, plus or less the accumulated amortization using the effective interest rate method of any difference between the initial value recorded and the amount at maturity. This calculation includes all the commissions or points paid between the parties which are an integral part of the effective interest rate, transaction costs and other premiums or discounts. For investments measured at amortized cost, the gains and losses are recognized in the Income Statement when the investment is eliminated or if there is a loss in value, in addition to the amortization process.

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments, which are not quoted on an active market. After initial recognition, these assets are measured in accordance with the amortized cost criteria using the effective discount rate method net of all provisions for loss in value.

The amortized cost is calculated taking into consideration all discounts or purchase premiums and includes the commissions which are an integral part of the effective interest rate and of the transaction costs. The gains and losses are recognized in the Income Statement when the loans and receivables are eliminated or if there is a loss in value, in addition to the amortization process.

The doubtful debt provision reflects management’s estimate on losses on the client portfolio.

The estimate of the doubtful debt provision is based on the expected losses by the Group, based on past experience for similar receivables, current and historic amounts overdue, losses incurred, receipts, careful monitoring of the credit quality and projections on economic and market conditions.

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Fair value

For shares traded on regulated markets, the fair value is determined with reference to the stock market prices recorded at the end of trading at the balance sheet date.

After initial recording, the financial instruments available for sale and trading are measured at fair value. When the market price is not available, the fair value of the financial instruments available for sale are measured using the most appropriate valuation techniques, such as the analysis of the discounted cash flows, made with available market information at the balance sheet date, the most recent transaction prices between independent parties, the current market value of an instrument substantially similar and option appreciation models.

The securities held with the intention of holding them in portfolio until maturity and all the financial assets for which no active market is available and whose fair value cannot be measured reliably, are measured, if they have a prefixed maturity, at amortized cost, utilizing the effective interest rate method. When the financial assets do not have fixed maturities they are valued at acquisition cost.

Receivables due beyond one year, non-interest bearing or which mature interest below lower market rates are discounted using market rates.

Investments in associated companies

The Group investments in associated companies are measured under the equity method. An associated company is one in which the Group exercises significant influence and is not classifiable as a subsidiary or joint venture.

For purposes of the equity method, a share in an associated company is recorded on the balance sheet at cost, increased by changes, subsequent to acquisition, in the Group’s share of the associate’s net equity. Goodwill pertaining to the associate is included in the book value of the share, and is not subject to depreciation. When a loss pertaining to the Group exceeds the book value of the investment, this is written down and any surplus is recorded in a specific provision to the extent the Group is legally or implicitly obligated to cover the associated company’s losses or make payments on its behalf.

The income statement reflects the Group’s share of the associate’s result for the period. If an associated company records adjustments with direct charge to net equity, the Group records its share and records this (where applicable) in the schedule of changes in net equity.

The closing date of associates’ accounts is aligned with that of the Group. The accounting standards used conform to those used by the Group for transactions and events of the same type and under similar circumstances.

Equity investments in other companies

At the time of acquisition, shares in companies other than subsidiaries and associates (generally less than 20%) are classified as financial assets “available-for-sale” or as assets “valued at fair value with changes recorded in the Income Statement.”

These investments are valued at fair value or at cost in case of unlisted investments or of investments whose fair value are not reliable or cannot be calculated, adjusted for losses in value, in accordance with IAS 39. Changes in the value of investments classified as available-for-sale are recorded in an equity reserve to be charged to the Income Statement at the time of sale or if there is a reduction in value. Changes in the value of investments classified as assets valued at fair value with changes recorded in the income statement are recorded directly to the Income Statement.

Other financial assets

Receivables and other financial assets to be held until maturity are recorded at cost represented by the fair value of the initial consideration plus transaction costs. Initial book value is subsequently adjusted to account for redemptions in principal, any write-downs and amortization of the difference between the redemption value and initial book value. Amortization is made on the basis of the internal effective interest rate

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

represented by the rate equal to, at the moment of initial recognition, the current value of expected cash flows ant the initial book value (amortized cost method).

Cash and cash equivalents

Depending on their nature, cash and other equivalent available funds are recorded at face value or at amortized cost.

Other equivalent available funds represent short-term, high-liquidity funds that are quickly convertible into certain cash values, subject to negligible risk of change in value, and whose original maturity at the time of acquisition does not exceed three months.

For the purposes of the consolidated Cash Flow Statement, cash and cash equivalents are recorded as available funds, as defined above, net of bank overdrafts.

Financial liabilities

Financial liabilities consist of financial payables, financial liabilities regarding derivatives, and trade payables.

Financial liabilities, other than derivative financial instruments, are initially recorded at fair value, increased by the costs of the operation; subsequently they are measured at amortized cost and therefore at initial value, net of capital repayments already made, adjusted (increased or decreased) based on amortization (using the effective interest method) of any differences between the initial value and the maturity value.

Derivative financial instruments

The Group holds financial derivatives in order to offset its exposure to interest rate risk regarding specific assets and liabilities.

On the initial recognition, the derivative instruments are recorded at fair value. The adjustments to fair value are recorded through profit and loss, with the exception of derivatives designated as cash flow hedge instruments.

In accordance with IAS 39, financial hedge derivatives may be accounted for under hedge accounting only when:

a)	The hedging instrument is formally designated and documented at the start of hedging.

b)	The hedge is expected to be highly effective.

c)	The effectiveness can be reliably measured.

d)	The hedge is highly effective during the various accounting periods for which it is designated.

Derivatives qualifying as hedging instruments

In all cases where derivatives are designated as hedging instruments in accordance with IAS 39, the Group formally documents, commencing from the beginning of the hedge, the relation of the hedge between the hedging instrument and the item hedged, the objectives of the risk management and the hedging strategies applied.

The Group also documents the assessment of the effectiveness of the hedge instrument in offsetting the variances in the cash flows attributable to the risk hedged. This assessment is made at the beginning of the hedge and throughout its duration.

Cash flow hedges

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

If a financial derivative instrument is designated as a hedge against changes in the cash flows of a recognized asset or liability or of a highly probable future transaction, the effective portion of the gains or losses deriving from the adjustment to the fair value of the derivative instrument is recognized in a separate equity reserve account (Fair value hedge reserve). The accumulated gain or loss is reversed from the equity reserve and recognized in the income statement in the same years in which the effects of the hedged transaction are recognized in the income statement. The portion of the gain or loss on the ineffective part of the hedge is recognized directly in the income statement. If a hedge is closed, but the hedged transaction has not been concluded, accumulated gains and losses remain in the equity reserve and are reclassified in the income statement when the transaction is concluded or when a loss in value is recognized. If the hedged transaction is no longer deemed probable, the gains or losses not yet realized and accounted for in the equity reserve are recognized immediately in the income statement.

If hedge accounting cannot be applied, gains or losses deriving from the fair value of the financial derivative instrument are recognized directly in the income statement.

Fair value hedges

If a financial derivative is designated as a hedge against changes in the fair value of a recognized asset or liability attributable to a particular risk, the gain or loss from the change in fair value of the hedging instrument is recognized in the income statement. The gain or loss from the fair value adjustment of the hedged item, for the effective portion of the risk hedged, changes the book value of such item and is recognized in the income statement.

De-recognition of financial assets and liabilities

Financial assets

Financial assets (or, where applicable, part of a financial asset or part of a group of similar financial assets) are eliminated from the consolidated financial statements when:

•	The right to receive the financial flows of the asset terminates.

•	The Group retains the contractual right to receive the cash flows from the asset, but assumes a contractual obligation to pay the cash flows fully and without delay to a third party.

•

The Group has transferred its right to receive the cash flows from the asset and (a) has transferred substantially all of the risks and rewards of ownership of the financial asset or (b) has not transferred or retained substantially all of the risks and rewards of the asset, but has transferred control of the asset.

Where the Group has transferred all the contractual rights to receive the cash flows from an asset and has not transferred or withheld substantially all of the risks and rewards or has not lost control, the asset is recorded in the consolidated financial statements of the Group up to the amount of its residual holding in the asset. Residual involvement that takes the form of a guarantee on the transferred asset is valued at the asset’s initial book value or the maximum consideration that the Group could be required to pay, whichever is less.

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Securitization

In December 2005, the subsidiary Marazzi Group S.p.A. undertook a credit securitization operation in which the above-stated subsidiary and Hatria S.p.A. were the originators.

The agreement called for a programme of revolving assignments pursuant to which the originators had the right to assign receivables generated in the course of operations and claimed from debtors registered in Euro zone countries without recourse to the Italian branch of the bank.

The assignments may be made on a monthly basis over five years, and are regulated by Law No. 52 of February 21, 1991 (so-called Factoring Law).

The agreement was structured to permit transfer to the bank of a substantial portion of the risks linked to the factored credits, permitting their de-recognition from the balance sheet of the originators.

In July 2009 the operating structure was renewed which extended the current arrangement for five years and modified the terms to now include Marazzi Iberia S.A. and Group Marazzi France S.A. The transfers of these companies was undertaken in accordance with the provisions of Spanish law (article 690 and 1526 and thereafter of the Civil Code, article 347-348 of the Commercial Code and additional provisions 3 of Law 1/1999, law on Spanish factoring, and subsequent modifications) and French law (article 23 of Law 313 up to article 34 of Law 313 of the Monetary and Finance Code) in relation to factoring and the first transfer was completed in December 2009. In both cases the counterparty was a French registered company.

Pursuant to the agreement, the assignee appointed all the originator companies as the parties responsible for managing the securitized receivables (servicers). As such, they have the task of recovering such receivables and are required to deposit amounts collected to the assignee on a daily basis. The fluctuation risks of interest rates and the late payment of the receivables secured are entirely transferred to the assignee under the new structure. The company Marazzi Group S.p.A., as Central Coordinator of the operation, maintains a remunerated deposit at the Italian branch of the bank, for a variable amount calculated monthly, as guarantee of any subsequent adjustments in the nominal value of the receivable ceded following credit notes, commercial discounts, etc., and of the risk on the assets (so-called commingling) relating to collections on behalf of the counterparty.

At December 31, 2011, the originators assigned receivables amounting to Euro 68.8 million.

Financial liabilities

A financial liability is derecognized from the consolidated financial statements when the underlying liability is settled or cancelled.

If an existing financial liability is replaced by another by the same lender but under substantially different conditions, or if the conditions of an existing financial liability are substantially changed, such a swap or change is treated as a settlement of the original liability and the opening of a new liability, with any differences in accounting values recorded in the income statement.

Inventories

Inventories are recorded at the lower of purchase or production cost and realizable value represented by the amount that the Company expects to obtain from their sale in the normal course of operations. The cost configuration adopted derives from the weighted average cost method for raw materials and from the First In First Out method (FIFO) for finished products. Weighted average cost includes accrued expenses for purchases in the period. The valuation of inventories includes direct materials and labor costs and indirect production costs. Provisions are made for materials, finished products, spare parts, and other supplies considered obsolete or slow moving, while also taking into account their expected future use and realizable value.

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Employee benefits

Post-employment benefits

The benefits guaranteed to employees and disbursed at the time of or subsequent to retirement by means of defined benefit plans (severance indemnity for Italian companies) are recorded in the period the right accrues.

The liability for defined benefit plans, net of any plan assets, is calculated on the basis of actuarial assumptions and is recorded by the accrual method consistent with the years of employment necessary to obtain such benefits. The liability is calculated by independent actuaries. The gains and losses deriving from the actuarial calculation are recorded in the income statement as cost or income.

With the objective of anticipating future events for the calculation of the charges, liabilities and assets relating to these plans, various statistical assumptions and valuation factors are utilized. The assumptions relate to the discount rate, the expected return of the plan assets and the rate of future salary increases. In addition, the actuarial consultants of the Group utilize factors, for example mortality and employee turnover rates.

Up to December 31, 2006, the employee leaving indemnities of the Italian companies were considered as defined benefit plans. Following the changes to the management of the fund with the introduction of Law No. 296 of December 27, 2006 (the so-called “Employee Leaving Indemnity Reform”) this fund is now to be considered a defined benefit plan exclusively for the amounts matured prior to January 1, 2007 (and not paid at the balance sheet date), while subsequent to this date they are similar to a defined contribution plan.

For the defined contribution plans only the contributions due are recorded and the liability represents the total contributions matured at the balance sheet date net of any advances and is classified in the account “Other current liabilities”.

The cost for the period matured based on the employee service is recorded in the account “Personnel costs”.

Provisions for risks and charges

Provisions for risks and charges relate to costs and expenses of a defined nature and of certain or probable existence whose amount or date of occurrence are uncertain at the balance sheet date. The provisions are recorded when a legal or implicit current obligation exists that derives from a past event and a payment of resources is probable to satisfy the obligation and the amount of this payment can be reliably estimated.

Provisions are recorded at the value representing the best estimate of the amount that the Company would pay to discharge the obligation or to transfer it to a third party at the balance sheet date. If the effect of discounting is significant, the provisions are calculated by discounting the expected future cash flows at a pre-tax discount rate which reflects the current market assessment of the time value of money. Where discounting is applied, the change in the provision due to the passage of time is recognized as a financial income or expense.

Grants

Grants from public bodies are recorded at fair value when there is a reasonable certainty that they will be received and that the conditions required to obtain them will be satisfied. Grants received for specific expenses are recorded under other liabilities and credited to the Income Statement with a systematic criterion in the years needed to offset related costs. Grants received for specific assets whose value is recorded in fixed assets are recorded as a direct reduction of such fixed assets. Operating grants (granted to provide immediate financial assistance to the company or to compensate for expenses and losses incurred in a previous year) are fully charged to the income statement when conditions for recognition have been satisfied.

Revenues and costs

Revenue recognition

Revenues are recognized to the extent that their fair value can be reliably calculated and based on the probability that their economic benefits will be received. Revenues from sales of goods are recognized when

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

significant risks and benefits of ownership are transferred to the buyer; this normally coincides with the shipment of the goods. Revenues are recorded net of discounts and allowances. Considering the nature of the sector, the Group has no significant returns of product.

Interest

Income and expenses are recorded on an accrual basis with regard to interest accrued on the net value of financial assets and liabilities using the effective interest rate.

Dividends

Dividends are recorded when Shareholders’ rights to receive payment have accrued.

Income taxes

Current taxes

Tax receivables and payables for the current and previous years are valued at the amount expected to be paid to / received from the tax authorities. The tax rates and regulations used to calculate such amounts are those issued or substantially issued as at the reporting date of the consolidated financial statements.

Deferred taxes

Deferred taxes are calculated using the liability method on temporary differences between values used for fiscal purposes and the assets and liabilities reported in the consolidated financial statements.

The deferred tax liabilities are recorded against all temporary taxable differences, with the exception of:

•

when deferred taxes derive from initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and that, at the time of the transaction, has no effects on the year’s profit calculated for purposes of the consolidated financial statements or on profit or loss calculated for tax purposes;

•

with reference to temporary differences related to investments in subsidiaries, associates, and joint ventures, if the reversal of the temporary differences can be controlled and it is probable that it will not occur in the foreseeable future.

Deferred tax assets are recognized on all temporary differences and fiscal losses carried forward to the extent of the probable existence of adequate future tax profits that can justify the use of deductible temporary differences and fiscal loses carried forwards, except:

•

when deferred tax assets relate to the temporary differences deriving from the initial recognition of an asset or liability in a transaction that is not a business combination and that, at the time of the transaction, has no effects on the year’s profit calculated for the purposes of the consolidated financial statements or on profit or loss calculated for tax purposes;

•

with reference to temporary differences related to investments in subsidiaries, associates, and joint ventures, the deferred tax assets are only recognized to the probable extent that the temporary differences will reverse in the immediate future and there are adequate profits to utilize the temporary differences.

The value of deferred tax assets recorded in the consolidated financial Statements is reviewed at the close of each year and reduced to the extent it is unlikely that sufficient tax profits will be available in the future, so that some or all of the asset maybe used. Unrecognized deferred tax assets are re-examined annually at the reporting date and are recorded to the extent of the probability that the assessable profit is sufficient to permit such deferred tax assets to be recovered.

Deferred tax assets and liabilities are calculated on the basis of the tax rates expected to be applied in the year in which the assets are realized or the amounts are paid, considering the rates in effect and those already issued or substantially issued as of the reporting date of the consolidated financial statements.

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Income taxes for items recorded directly in equity are charged directly to net equity and not to the income statement.

Deferred tax assets and liabilities are offset if there is a legal right to compensate assets for current taxes with liabilities for current taxes and the deferred taxes refer to the same tax entity and the same tax authority.

Earnings per share

The earnings per share is calculated by dividing the net profit for the period attributable to the Parent Company’s ordinary shareholders by the weighted average number of ordinary shares outstanding during the period.

In order to calculate the diluted earnings per share, the average weighted number of shares outstanding is adjusted assuming the conversion of all shares with potential dilution effect. The Group’s net result is also adjusted to account for the effects of conversion, net of taxes.

Management of the financial risk: objectives and criteria

The activities of the Group are exposed to different risks. In general, the Group considers as risk the potential divergence of the actual results to the company objectives. Therefore, the risk can be represented by the possible variance of future potential scenarios.

The risk management policy of the Group is managed at different levels.

Strategic dimension

Some structural characteristics of the Group’s business model, long term strategies pursued by the company’s Management, represent the principal factors of risk management of the Group relating to the operating activities and to the market risks:

•

Geographic diversification – The decentralization of the factories and their operating autonomy contributes to mitigating diverse forms of risk, reducing the impact on the Group from risk factors of individual markets or factories.

•

Concentration of core business – the long-term experience in the same business sector and the leadership position in numerous markets (in addition to global leadership) permits the Group to identify and evaluate the operating and market risks in a timely and appropriate manner.

•

Size/global leadership – the total size of the Group permits a strong position with suppliers and clients, mitigating the risks relating to the procurement of resources and an increase in their costs, as well as the risks related to the loss of individual clients and pressures on sales prices.

Organizational level

To permit a more efficient management of the risk, the individual business units only manage the risks related to the production and markets in which they operate, while the risks not typically of an operating nature (e.g., the financial risks, acquisitions, etc.) are managed and coordinated principally by the subsidiary Marazzi Group S.p.A. for all of the Group.

Instruments

The management of the risk also takes place through the use of different instruments; principal among these are:

•

Policies and procedures at Group and local level, in particular relating to the organizational structure and governance, the management of the investments, the procurement activities and the treasury management (for which a project is currently being developed which will result in the global centralization of the Group treasury function).

•	Planning and control (reporting), at Group and local level

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

•

Insurance cover where applicable and considered effective in particular, in addition to the insurance relating to the factories, in a diversified manner based on the risk valuation made by the local management, certain forms of credit insurance are made.

•	Hedging operations, in particular for some types of financial risks as described below relating to risks of a financial nature.

•	Other instruments relating to corporate governance (ethical code, form 231, supervisory boards, etc).

Focus on the management of the financial risk

The main risks generated by the Group’s financial instruments are currency risks, interest rate risks and credit risks. The Board of Directors examines and determines the operational risk management policies as summarized below.

Currency risk

The Group’s exchange risk exposure derives from the geographic distribution of its various industrial activities compared to the geographic distribution of the sales and procurement markets and also from the utilization of financing in foreign currency.

The objective is to protect the Group’s growth in value in Euro against possible negative effects of exchange risk, without penalizing the Group’s industrial and business strategies. The focus of financial management of exchange risk is on events that affect the Group’s cash flow. For the management of the Equity Risk, structural leverages (i.e. subsidiary companies’ debt and equity) were given priority. The currency risks on gas and electricity purchases (important component of the Energy risk) were managed jointly with raw materials price risks. The Group’s currency risks are controlled and the hedging operations coordinated by the subsidiary Marazzi Group S.p.A. The “hedging policy” was approved by the Board of Directors of the above-stated subsidiary on April 18, 2005.

With regard to such policies, the use of derivative financial instruments is reserved for the management of exchange rate fluctuations connected to future monetary cash flows and asset and liability balance sheet items, and are not of a speculative nature.

The Group has identified three currency risk areas:

•

The “Business Exposure”, defined as the exposure to currency risks derived from net exposure to each Group company regarding commercial transactions. The main references for Business Exposure are budget currencies, which are the same across all group companies. The instruments used for management of the exposure are primarily linear instruments such as forward contracts and financing. The subsidiaries must systematically hedge the imbalances between trade receivables and payables, and propose, based on the guidelines received, adequate hedging strategies for expected cash flows.

•

The Equity exposure (which is derived from the existence of large companies expressed in currencies other than Euro) is considered significant when impacting upon EBITDA[1] and cash-flow (and which therefore involves the profits and reserves distributable by the subsidiaries within the time horizon of the plan, given that the participations in foreign companies all have strategic importance, and therefore have no forecast divestment dates). The residual Equity exposure component, i.e. the share capital of the strategic participations and the reserves with no set distribution, represent an “accounting” component which does not have any financial importance, but that needs to be monitored in order to contain its impact on the devaluation of consolidated shareholders’ equity within acceptable limits (i.e. 5% of Group shareholder equity). The translation exposure of the group

[1]	The EBITDA is defined as the operating result before provisions and amortisation, depreciation and restructuring charges and asset write-downs and of the costs directly related to incurring such charges; it is a measure utilised by Management of the Company to monitor and evaluate the operating performance, but is not identified specifically within IFRS and, therefore, must not be considered as an alternative accounting indicator. As the composition of the EBITDA is not regulated by the applicable accounting standards, the criteria used in the calculation of the EBITDA by the Group may not be uniform with the criteria adopted by other groups and, therefore, may not be comparable.

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

is concentrated in USD and Roubles and it is significant, due to the high net worth of the companies in the USA and Russia. The objective is to reduce exposure to Equity risk in the medium term, rebalancing the shareholder equity of the foreign associated companies through the distribution of reserves or the implementation of extraordinary operations and the rebalancing of the financial position through the leveraging of the subsidiaries’ exposure to currency risks to be at least in line with the Group’s average and to defend the component of the EBITDA expressed in currencies other than the Euro.

•

The “Energy exposure” derives from the utilization of energy sources in the production processes whose price, normally expressed in USD, is related to that of petroleum. The first phase in the management of the position on these raw materials is the negotiation on supplies related to the most liquid market parameters and therefore permit the greatest possibility to manage the risk. The hedging strategies permitted are those which adhere to the components of the price of the raw materials; hedging policies are not used on underlying proxies which are not highly correlated; the price risk component of the raw material must not be hedged separately from the currency risk component. The objective of the hedge is to ensure the stability of the cost components for an adequate time period, which will ensure the adjustment on sales prices, normally renewed on an annual basis.

Interest rate risk

The interest rate risk exposure derives from the necessity to finance the industrial operating activities, in addition to investing the liquidity held.

The change in market interest rates may impact negatively or positively on the Group result, indirectly impacting upon the costs and returns of the financing and investing operations.

The Group’s exposure to market risks due to interest rate changes is primarily related to the medium term bonds issued by the Group, which are characterized by variable interest rates linked to various indices. In order to manage this risk efficiently, the Group regularly assesses its exposure to the interest rate risk and consequently decides periodically the purchase of Interest Rate Swaps (IRSs), with which it agrees to exchange, at specified intervals, the difference between variable interest rates and fixed interest rates calculated with reference to a pre-defined notional capital.

With regard to such policies, the use of derivative financial instruments is reserved for the management of interest rate fluctuations connected to future monetary cash flows and asset and liability balance sheet items and are not of a speculative nature.

The information on the fair value of the derivative financial instruments at the balance sheet date is reported in the notes below, together with additional information on Group financial risks.

Credit risk

There are no substantial concentrations of credit risk within the Group. Financial assets are recorded in the consolidated financial statements net of the write-downs calculated on the basis of the risk of non-fulfillment by the counterparty, determined considering the information available on the client’s solvency and considering historical data.

Liquidity risk

The liquidity risk of the Group may arise from the difficulty to obtain loans to support operating activities in a timely manner.

The cash flows, financing requirements and the liquidity of the companies of the Group are monitored and managed centrally under the control of the Group Corporate Treasury Department, with the objective of guaranteeing efficient management of the financial resources.

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

3.2.3 Notes to the main Balance Sheet accounts

3.2.3.1 Cash and cash equivalents

The breakdown of this account is shown in the following table:

Table 3.12

Cash and cash equivalents	31.12.2011
Bank and postal accounts	62,389
Liquidity from other financial institutions	2,272
Cheques	382
Cash in hand and similar	111
Total	65,154

The changes in liquidity are illustrated in the cash flow statement.

Liquidity from other financial institutions is attributable to the securitisation of receivables. The balance derives from the technical method of settlement of the existing positions at the end of the month of the counterparty company.

3.2.3.2 Trade receivables

The breakdown of this account is shown in the following table:

Table 3.13

Trade receivables	31.12.2011
Trade receivables – third parties	166,629
Trade receivables from associated and related companies	7,655
Doubtful debts provision	(19,472)
Total	154,812

The receivables from related companies derive from normal commercial transactions at current market conditions.

The aging of the trade receivables at December 31, 2011 is as follows:

Table 3.14

Overdue at 31.12.2011	Not overdue	< 3 months	> 3 months < 12	> 1 year	Total
Trade receivables	120,746	20,919	12,690	19,929	174,284
Doubtful debts provision	(684)	(1,305)	(3,449)	(14,034)	(19,472)
Total	120,062	19,614	9,241	5,895	154,812

Trade receivables are shown net of the doubtful debt provision of Euro 19,472 at December 31, 2011, determined based on the periodic analysis carried out on the recoverability of receivables taking into account the aging of trade receivables and solvency of the clients and of historical data relating to bad debts.

The carrying value of trade receivables, net of the doubtful debt provision, approximates their fair value.

3.2.3.3 Inventories

The final inventories include the following categories:

Table 3.16

Inventories	31.12.2011
Raw materials	55,552
Semi-processed products	10,194

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Finished products	197,662
Total	263,408

These figures are net of provision for inventory write-downs, which total Euro 27,149 as of December 31, 2011. The value of the provision is principally the result of the restructuring of the product range, which resulted in a significant updating of the products in inventory at year-end.

The high level in the raw material inventories at year-end was due to a specific supply strategy for the winter months put in place by the Italian Business Unit and by the Russian Business Unit.

The high level of finished products inventory in Italy and Russia is mainly due to the effect of a richer mix of product inventory and to support the high sales level of the Russian Business Unit sales points. In the USA, the high level of warehouse inventory is due also to the acquisition in the year of the new sales points acquired by Marazzi Distribution Inc.

3.2.3.4 Other current assets

The breakdown of this account is shown in the following table:

Table 3.17

Other current assets	31.12.2011
VAT and other tax receivables	20,216
Other current receivables	4,043
Advances to suppliers	3,816
Prepayments and accrued income	5,619
Total	33,694

The book value of the other current assets approximates their fair value.

3.2.3.5 Current financial assets

The breakdown of this account is shown in the following table:

Table 3.18

Current financial assets	31.12.2011
Short-term financial receivables	11,691
Total	11,691

The subsidiary Marazzi Group S.p.A., as Central Coordinator of the securitization, as established by the new structure in place from July 2009, maintains a remunerated deposit at the Italian branch of the counterparty bank, for a variable amount calculated monthly, amounting to Euro 8.5 million at December 31, 2011, as guarantee of any subsequent adjustments in the nominal value of the receivable ceded following credit notes, commercial discounts etc., as well as to guarantee the risk on the assets (so-called commingling) relating to collections on behalf of the counterparty. This amount was recorded under short-term financial receivables.

Current financial assets include loans granted by the subsidiary Marazzi Group S.p.A. to third parties for Euro 2.5 million.

No loans were granted to members of the Board of Directors, or supervision committees of the Parent Company.

3.2.3.6 Property, plant and equipment

The historic cost, accumulated depreciation and net book value of Property, plant and equipment as of December 31, 2011 are detailed below:

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Table 3.19

PROPERTY, PLANT & EQUIPMENT	Land	Buildings and light constructions	Plant and machinery	Commercial and industrial equipment	Other tangible assets	Assets in progress and advances	Total
Historic cost at 31.12.2011	119,371	255,626	726,419	47,921	4,758	27,699	1,181,794
Write down provision at 31.12.2011			(439)				(439)
Accum. dep. at 31.12.2011	0	(87,107)	(538,729)	(38,728)	(4,361)	0	(668,925)
Net value at 31.12.11	119,371	168,519	187,251	9,193	397	27,699	512,430

The account Property, plant and equipment includes the following amounts from existing finance leasing contracts as of December 31, 2011:

Table 3.20

31.12.2011
Plant, machinery and other assets	69,569
Accumulated depreciation	(69,421)
Total	148

The changes in the account Property, plant and equipment during 2011 were as follows.

Investments in the year amounted to Euro 64.0 million and partly related to the review programme of production assets aimed at reducing the production capacity through the technological modernization of others.

In relation to the Italian Business Unit, investments totaled Euro 19.9 million and concern the renewal and the improvement of industrial plant and machinery in the Italian Business Unit factories.

Capital expenditure in Russia amounted to Euro 18.3 million and related in particular to the investment for the modernization and expansion of the porcelain slabs and double-fired production lines, the logistical platform for the management of raw materials, the purchase or restructuring of sales point premises of the Kerama brand. In the USA capital expenditure amounted to Euro 19.3 million for the building of a new production line which entered into operation in the third quarter.

Euro 1.6 million was classified under assets held-for-sale in consideration of the future sale of the French building of the company Alsace Logistic.

The value in use of the tangible fixed assets included in the industrial process of the Group, of the intangible fixed assets, of the goodwill and of the investments in associates, was subject to an impairment test in accordance with the requirements of IAS 36. The values of these fixed assets were allocated to the specific Cash Generating Units which, for the Group were defined by the single Business Unit (“BU”): Italy, France, Spain, Russia, and the USA. In relation to the Group sanitary ware division assets within the subsidiary company Hatria S.p.A., for the purposes of the impairment test they were excluded from the Italian CGU and tested separately in consideration of the different product types and final client compared to the Italian CGU. For the calculation, the projection of the cash flows from the financial plans which cover a period of four years was utilized. This plan was prepared based on estimates for the year 2012 and on the considerations expressed by Company management and by the Country manager in the drawing up, in July 2011, of economic and financial plans for the years 2011-2014 which, for the purposes of the impairment test were moved one year ahead as the plan is also considered to represent cash flows expected for the 2012-2015 period.

In addition to the timeline of the plan, a terminal value was established assuming an operating cash flow, Net operating profit Less Adjusted Tax (“Noplat”), appropriately normalized to maintain the normal operating conditions. In the choice of the growth rate to be applied to the Noplat, it was established that in line with the development forecast in the plan that a growth of between 1.4% and 4.1% could be expected based on the countries in which the individual CGU’s operate as indicated below.

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

In relation to the reduction of the growth rate utilized for the Eurozone compared to the previous year (rate utilized at December 31, 2010 of 2%), this is based on the issues identified previously for the ceramics sector in this area.

The operating cash flow established was discounted utilizing a discount rate (indicated below for each geographic area in which the Group CGU’s operate) which reflects the cost/opportunity weighted for each of the sources of capital (weighted average cost of capital).

The discount rate utilized, as is the case for the medium-long term “g” growth rate, was established based on the country risk where the individual CGU’s operate:

Geographic Area	WACC	“g”	Sensitivity WACC	Sensitvity “g”
Eurozone	6.6%	1.4%	9.0%	1.0%
USA	6.7%	2.3%	9.0%	1.5%
Russia	12.3%	4.1%	14.7%	3.0%

Under the parameters described above, the results for all of the CGU’s were positive, highlighting a wide differential between the value in use based on the parameters outlined above and the corresponding book value with the exception of the French CGU and the sanitary ware division for which the results were more contained. In particular, it is highlighted that despite the significant losses of the subsidiary company Hatria S.p.A., operating in the sanitary ware sector, in 2011 and the previous years, the impairment test did not indicate the necessity to write-down the fixed assets of the company. The plan utilized for the test reflects the synergies which the Group Management expects to be developed in the coming years through greater integration of the sanitary ware sector activities with the Italian and foreign companies of the Group operating in the tile sector. The implementation of this plan, thanks also to the continued financial support of the Group, will allow the subsidiary to rebalance in the medium term its capital, financial and income structure, guaranteeing its going concern.

Similarly, a sensitivity analysis was carried out according to various risk scenarios. Also increasing the discount rate to 9.0% (up to 14.7% in Russia) and assuming a long-term growth rate of 1%, the recoverable value of the cash generating unit would remain higher than its book value, with the only exception of the French BU, in which expected cash flows would fully cover the value of fixed assets with a cost of capital employed of 8.12%.

3.2.3.7 Investment property

The historic cost, accumulated depreciation and the net book value of investment property as of December 31, 2011 are detailed in the following table:

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Table 3.23

Investment property
Historic cost at 31.12.2011	4,768
Accumulated depreciation at 31.12.2011	(15)
Net value at 31.12.2011	4,753

This account principally refers to the land owned by the subsidiary Marazzi Iberia, recognized at cost, which substantially approximates its fair value.

3.2.3.8 Other intangible assets

The historic cost, accumulated amortization and the net book value of Other intangible assets at December 31, 2011 are detailed in the following table:

Table 3.25

OTHER INTANGIBLE ASSETS	Brands	EDP and Software	Other	TOTAL
Historic cost at 31.12.2011	29,668	29,888	15,974	75,530
Write down provision at 31.12.2011			(221)	(221)
Accumulated amortization at 31.12.2011	(23,216)	(12,667)	(8,261)	(44,144)
Net value at 31.12.2011	6,452	17,221	7,492	31,165

The account Brands principally refers to the allocation of the difference on first consolidation between the value recognized in 2005 and the book value of the WelorKerama Group of Euro 8,535.

Investment in EDP and software is attributable to the investments made in Italy for new management software which will gradually be adopted by all the Group companies.

In relation to the account Other, in 2011 development costs were capitalized, in accordance with IAS 38, as described in Note 3.2.2, of Euro 2.0 million relating to specific projects for new product lines for which the technical and commercial feasibility was determined as well as the economic return on the investment. In 2011, 124 new product lines were launched on the market:27 in Italy, 18 in Spain, 35 in Russia, 12 in France and 32 in the United States of America.

3.2.3.9 Goodwill

The account amounts to Euro 3,497 at December 31, 2011. The amount includes:

•

Euro 2,125 derives from the acquisition of Mix Ceramiche S.p.A., a subsidiary since 2000 and from January 1, 2010 merged into Marazzi Group S.p.a; following this acquisition, the Group was able to complete its product range with different formats.

•

Euro 1,372, from gains, compared to the fair value of assets and liabilities, paid on the acquisition of the remaining share of 50% of the company Tekma Srl, operating in the assembly and installation of elevated floors and large surface area facades, in April 2008; this value is entirely allocated to the strategic potential of this specific activity, within the long-term development plans of the Group.

The goodwill, generated from the consolidation of these subsidiaries, has been allocated to the specific CGU “Italy”. The amount allocated to the CGUs was determined based on the value in use. For the valuation, the method described in the previous paragraph 3.2.3.6 for the “impairment test” on the value of the tangible fixed assets was used.

At December 31, 2011 the impairment test did not highlight any loss in value of the recognized goodwill.

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

3.2.3.10 Non-current financial assets

Table 3.27

Non-current financial assets	31.12.2011
Long-term financial receivables	0
Total	0

Long-term financial receivables resulted in a zero balance as of December 31, 2011 due to the reclassification under current financial assets of the loans granted by the subsidiary Marazzi Group S.p.A. to third party companies.

3.2.3.11 Investments made under the equity method

Table 3.28

Equity investments valued at equity
Net value at 31.12.2011	17,754

For the full list of investments valued under the equity method, reference should be made to paragraph 3.2.2.

Balance sheet and income statement information of the main associated companies valued under the equity method at December 31, 2011 is shown in the following table:

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Table 3.29

31.12.2011	FinmillS.r.l.	Tempini S.p.A.
Summarized financial information of the associated companies:
Current assets	2	44,610
Fixed assets	2,086	14,810
Current liabilities	177	44,241
Non-current liabilities	—	2,087
Net assets	1,911	13,092
Revenues	—	45,346
Net profit	587	1,629

Carrying value of the investments	644	16,956

FinmillS.r.l and Tempini S.p.A. (“Tempini”) prepare separate financial statements.

In relation to the investment in Tempini, the recoverability of the investment value was subjected to an impairment test by the Group at December 31, 2011 based on the parameters described previously, with a positive result recorded.

3.2.3.12 Other equity investments

Table 3.31

Other investments
Net value at 31.12.2011	1,762

The entire value of Euro 211 of the investment in the company MB Venture Capital Fund I in liquidation, held by CF Marazzi S.A. was written down and the investment in Penta Levigatura S.p.A was written down for Euro 304.

For the full list of the other equity investments reference should be made to the details in the preceding paragraph relating to the consolidation scope.

3.2.3.13 Other non-current assets

The other non-current assets consist of:

Table 3.32

Other non-current assets	31.12.2011
Deposits and other assets	3,446
Receivable from holding for tax consolidation	6
Total	3,452

The book value of the above receivables approximates their fair value.

3.2.3.14 Assets held-for-sale

At December 31, 2011 the account totaled Euro 16,390 and is broken down as follows:

Table 3.33

(Euro thousands)	31.12.2011
Buildings	8,900
Other assets	7,490
Total Assets held-for-sale	16,390

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Assets held-for-sale and related liabilities were as follows:

Table 3.34

31.12.2011
Buildings	7,300
Commercial, logistical and other:
- Alsace Logistic S.A.	1,600
Other assets	7,490
Total Assets	9,090

Total assets held-for-sale	16,390

Other liabilities	1,106

Total liabilities relating to assets held-for-sale	1,106

Net assets held-for-sale	15,284

The account Buildings held-for-sale amount to Euro 7,300 and includes properties acquired through exchanges, also with related parties, held exclusively for subsequent sale. In consideration of the continued property market crisis, the negotiations for the sale of these buildings were put on hold. Despite this, they have been maintained as assets held-for-sale, although the 12-month period has elapsed, in that these assets will be exclusively realized through sale as soon as market conditions allow.

The commercial and logistic assets held-for-sale, valued at fair value for Euro 1,600, relate to the building of the French company Alsace Logistic, currently utilized as a logistics platform.

The account Other assets is comprised of the book value of a number of assets held by a subsidiary company which manages a clay quarry in the Ukraine. The company operations are currently suspended, awaiting the result of negotiations concerning its sale. In 2011, a non-binding agreement was signed confirming the intention of the parties to proceed in the negotiations, although the final sale has not yet been concluded. In consideration that the agreement established as of April 30, 2012 the deadline for completion of the final agreement the directors decided to confirm the classification of the above-stated assets as held-for-sale in accordance with IFRS 5.

The agreement currently under discussion establishes for the realization of the book value of the assets recorded to the consolidated financial statements through the sales price and, particularly, future savings related to the contemporaneous signing of a clay supply contract for the coming eight years at prices already fixed. The Directors are seeking to establish better conditions for the agreement also considering the fact that the start-up of quarry operations in a more integrated manner with the operations of the Group in Russia was recently re-evaluated. The Directors, although with uncertainties surrounding the outcome of the negotiations in progress and concerning the estimates valuing the future benefits expected both in the case of the sale of the company and its maintenance within the Group, does not consider that indicators are currently in place to suggest the need for a further write-down of the book value of the above-stated assets.

3.2.3.15 Short-term loans

Short-term loans are analyzed as follows:

Table 3.35

Short-term loans	31.12.2011
Payables to banks	15,971
Funding from other financial institutions	0
Total	15,971

At December 31, 2011 the Group had revocable short-term bank credit lines of Euro 104,017 of which Euro 88,046 (equal to approx. 85% of the total) not utilized and freely available.

The book value of the above payables approximates their fair value.

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

3.2.3.16 Current financial liabilities

The current financial liabilities, amounting to Euro 6,730, are shown in the table below:

Table 3.36

Current financial liabilities	31.12.2011
Fair value forward currency hedge derivative instruments	185
Interest Rate Swaps hedging derivative instruments	6,545
Total	6,730

The principal derivative financial instruments are in place at December 31, 2011 to hedge the following type of risks:

•

Interest rate risk, in line with the Group policy; these derivative operations are undertaken in order to offset the risk of interest rates concerning the debt exposition at variable interest rates of the Group. The Interest Rate Swaps subscribed entail, at each given maturity, an exchange of interest payments, calculated on a notional reference value, at agreed rates. The IRS effect of the derivatives is to transform the underlying liability at a variable rate into a liability at a fixed rate.

•

Exchange rate risk, in line with the Group policy; these derivative operations are undertaken in order to offset the risk of exchange rates concerning credit positions at December 31, 2011 in currencies other than the reference currency. The effect of the currency forward is to fix the exchange rate of the receipts from sales.

The fair value of the financial derivative instruments is calculated considering market parameters at the balance sheet date utilizing financial market valuation models (discounted cash flows).

Tests were made on the effectiveness of the IRS derivatives at the designation date of the hedge (projection tests) and at each subsequent quarter (projection and retrospective tests) as per IAS 39, utilising the “assumed perfect hedge derivative” method. The effectiveness test was positive and the full fair value variation of the IRS derivative was recorded in the net equity reserve.

3.2.3.17 Trade payables

Table 3.38

Trade payables	31.12.2011
Trade payables to associated companies and related parties	2,156
Trade payables – third parties	174,705
Total	176,861

The trade payables to associated companies and related parties are due for Euro 1,456 to Regina Pacis S.p.A. against a rental contract signed by the subsidiary Marazzi Group S.p.A. and described below.

The book value of the above payables approximates their fair value.

3.2.3.18 Income tax payables

Table 3.39

Taxes payable	31.12.2011
Taxes payable	2,579
Total	2,579

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

3.2.3.19 Other current liabilities

The breakdown of the account “Other current liabilities” is detailed below:

Table 3.40

Other current liabilities	31.12.2011
Other payables	7,344
Employee payables	19,654
Social security institutions	6,432
Current taxes (excluding corporation tax)	8,733
Total	42,163

The book value of the above payables approximates their fair value.

The breakdown of the account “Employee payables” is shown in the following table:

Table 3.41

Employee payables	31.12.2011
Employee pays payables	10,967
Payables for 13th and 14th month pay	1,753
Vacation days not taken	6,934
Total	19,654

3.2.3.20 Current provisions for risks and charges

Table 3.42

Provisions for risks and charges	31.12.2011
Provisions for risks and charges	8,963
Total	8,963

At December 31, 2011 the account included the provision for restructuring charges to be incurred principally for the personnel reorganization (Euro 2.6 million), contractual risk charges (Euro 1.3 million) and provisions for current dispute risks (Euro 1.6 million).

The restructuring charges provision concerns the charges to complete the plan announced in previous years.

It is the opinion of the Management that the final outcome of the current and potential litigation within the course of business activity, which is not currently foreseeable, will not have a significant effect on the Group’s consolidated financial statements.

The utilizations of the restructuring, contractual risks and future charges provisions at December 31, 2011 amounted respectively to Euro 3.3 million, Euro 4.6 million and Euro 1.6 million.

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Of the Euro 6.9 million provisioned in the year, Euro 6.6 million refers to restructuring charges (total amount recorded of Euro 11.8 million – reference should be made to point 3.2.3.34 for further details) as outlined in the table below:

Table 3.44

(Euro thousands)	2011
Charges for employee reductions in future year	1,665
Contractual charges	1,632
Contractual obligations	900
Other	2,431
Total restructuring charge provisions	6,628

3.2.3.21 Long-term loans

The breakdown of the long-term loans is as follows:

Table 3.45

Long-term loans	31.12.2011
Loans in Euro:
Loans repayable from 2011 to 2016, at variable rates	563,554
Loans repayable from 2011 to 2022, at fixed rates, subsidized by the Government	1,897
Total	565,451

Loans in Roubles:
Loans repayable up to 2016, at variable rates	44,275
Lease payments for the acquisition of tangible fixed assets	44
Total	44,319

Loans in US Dollars:
Revolving loans repayable by 2016 at variable rates	11,593
Total	11,593

Loans in Yen:
Variable rate loans	206
Total	206

Total long-term payables	621,569
Less current portion	(65,029)
Long-term portion	556,540

The changes in the year are illustrated in the Cash Flow Statement attached.

The exposure to the interest rate risk, relating to variable interest rate loans, was offset through interest rate swap contracts which convert the variable rate to fixed rate for a total notional amount of Euro 370 million with commencement dates from 2007 and 2011 and maturity dates from 2012 to 2014.

The maturities of long-term debt in the next five years and subsequent to December 31, 2011 in the currency in which the loans were provided were the following:

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Table 3.46

	Total	Euro	US Dollars	Rouble	Yen
Due within 1 year	65,029	45,816	—	19,160	53
Within 24 months	82,723	75,473	—	7,195	55
Within 36 months	160,180	154,150	—	5,992	38
Within 48 months	33,933	29,120	—	4,789	24
Within 60 months	278,656	259,870	11,593	7,183	10
Over 60 months	1,048	1,022	—	—	26
Total	621,569	565,451	11,593	44,319	206

At December 31, 2011, the Group had medium term committed credit lines not utilized of approximately, Euro 193 million.The breakdown of the loans in Euro, Roubles and US Dollars are shown below.

Loans in Euro

At December 31, 2011, the Parent Company had a loan with a primary credit institution, totaling Euro 295,788.

The loan is structured into two term credit lines, for Euro 195,650 and for Euro 67,080, fully utilized for a total of Euro 262,730 and a revolving credit line of Euro 50,000, utilized at December 31, 2011 for Euro 33,058.

The term credit line of Euro 195,650 and the revolving line of Euro 50,000 are both repayable in a single settlement in May 2016, while the other tranche of the term loan of Euro 67,080 is repayable according to a pre-established repayment plan with maturity between 2013 and 2016. The original loan established three instalments between 2010 and 2012, for a total of Euro 16,770, which were repaid in advance in December 2009.

In order to mitigate the volatility of the interest charges on the above loans, the interest rate was transformed from variable to fixed rate through Interest Rate Swap contracts as explained at point 3.2.3.16.

In addition, at December 31, 2011, Marazzi Group S.p.A. had a loan with a primary Italian credit institution, totalling Euro 270,000.

The loan is divided into two tranches:a bullet credit line, of Euro 100,000, and a revolving credit line of Euro 170,000 for operational management.

The subsidiary Marazzi Group S.p.A. also has available medium term credit lines totaling Euro 121 million agreed on a bilateral basis with primary Italian and international credit institutions. These revolving stand-by credit lines are available to the Group as committed lines for the contractual duration of the relative loans. The interest rate is variable and linked to the Euribor.

One of the Russian companies of the Group has loans in Euro at variable interest rates for approximately Euro 26 million at December 31, 2011. These loans are supported by guarantees given by the subsidiary Marazzi Group S.p.A..

In addition, the Spanish company of the Group has two loans at a variable interest rate for an original total amount of Euro 14 million and a residual value of Euro 1.4 million at December 31, 2011. The repayments are of equal half yearly amounts with final repayment in June 2013.

Loans in Roubles

At December 31, 2011 the loans denominated in Roubles stipulated at various interest rates amounted to an equivalent of Euro 44.3 million. These loans are supported by guarantees given by the subsidiary Marazzi Group S.p.A..

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Loans in US Dollars

At December 31, 2011 two of the Group’s American companies had a revolving stand-by loan of an amount of USD 55 million which involves the payment of a quarterly variable interest rate, indexed to the USD Libor. At December 31, 2011 it had been utilized for a total of Euro 11.6 million.

In the majority of cases, the above-mentioned loans are subject to financial clauses (covenants) which provide for the maintaining by companies of the Group of certain economic and financial performance indicators and whose non compliance would result in the immediate repayment of the loans. These performance indicators are in line with the market standards established in various countries.

Presently, there are no issues which would foresee the risk that the covenants agreed by the companies of the Group will not be complied with.

The long-term value of the loans in the accounts is not significantly different from their fair value.

The net financial position at December 31, 2011 is as follows:

Table 3.47

(Euro thousands)	31.12.2011
Cash	65,154
Current financial receivables	11,691
Current financial payables	15,971
Current portion of non-current debt	65,029
Other current financial payables	6,730
Current debt	87,730
Net current financial position	10,885
Long-term debt payables	556,540
Non-current financial liabilities	12,079
Non-current financial position	568,619
Net financial position in accordance with Consob DEM/6064293/06	579,504
Other non-current payables/(receivables)	0
Net financial position	579,504

3.2.3.22 Non-current financial liabilities

The non-current financial liabilities, amounting to Euro 12,079, are shown in the table below:

Table 3.48

Non-current financial liabilities	31.12.2011
Interest Rate Swaps hedging derivative instruments	12,079
Total	12,079

For a more detailed analysis reference should be made to the comments at point 3.2.3.16 “Current financial liabilities”.

3.2.3.23 Post-employment benefits

The table below shows the composition of the employee benefits at December 31, 2011.

Table 3.49

Post-employment and other employee benefits	31.12.2011
Employee leaving indemnity (Italy)	14,081
Pension and service bonus (France)	696
Total	14,777

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Employee Leaving Indemnity

Table 3.50

Employee leaving indemnity
Current value of obligations at the end of the year	14,081

With the adoption of IFRS, the employee severance indemnity is considered a liability with specific benefits that is accounted for according to IAS 19, and therefore the related liability is determined using actuarial techniques.

The main assumptions used in the determination of the current value of the employee severance indemnity are illustrated in the following table:

Table 3.51

Post-employment and other employee benefits	31.12.2011
Discount rate at the beginning of the year	4.7%
Annual increase in the cost of living	2.0%
Expected rate of employee turnover	2.0%
Probability of death	Tab. RG 48
Probability of invalidity	Tab. CNR Roma-70%

Pension and good service bonus (France)

Table 3.52

Pension and good service bonus (France)
Current value of obligations at the end of the year	696

This provision is considered a defined benefit obligation and recognized in accordance with IAS 19.

The main assumptions used in the determination of the current value of the pension and good service bonus in France are illustrated in the following table:

Table 3.53

Pension and good service bonus (France)	31.12.2011
Discount rate at the beginning of the year	4.1%
Annual increase in the cost of living	2.0%
Expected rate of employee turnover	4.0%-18.0%
Probability of death	TV-TH 2000-2002
Probability of invalidity	TV-TH 2000-2002

Number of employees

The average number of employees per category is shown in the following table:

Table 3.54

Category	2011
Executives	103
Managers & white-collar	2,251
Blue collars	3,794
Total	6,148

At December 31, 2011 the number of persons employed by the Group was 6,214.

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

3.2.4.24 Other non-current liabilities

The breakdown of this account is shown in the following table:

Table 3.55

Other non-current liabilities	31.12.2011
Payables for asset purchases	17,231
Other liabilities	452
Total	17,683

The payables for asset purchases relates to investments made in recent years principally by the Italian and Russian companies of the Group and provide for extended payment terms.

The book value of the above positions approximates their fair value.

3.2.3.25 Non-current provisions for risks and charges

The Group recognizes costs related to potential liabilities when the loss is considered probable.

The breakdown of this account is shown in the following table:

Table 3.56

Provisions for risks and charges	31.12.2011
Provision for agents leaving indemnity	2,768
Provision for other risks	2,047
Provision for tax risks	333
Restoration provision	36
Total	5,184

Table 3.57

	Provision for agents leaving indemnity	Provision for other risks	Provision for tax risks	Restoration provision
Net value at 31.12.2011	2,768	2,047	333	36

The agents’ leaving indemnity relates to certain Italian companies of the Group.

The provisions for tax risks relate to the subsidiary Marazzi Group S.p.A. and a USA Group company.

The subsidiary Marazzi Group S.p.A. in 2006 was subject to a general inspection by the Italian Finance Police for the tax years 2003-2004 and 2005. While for the years 2003 and 2004 all cases were closed in 2009 through the agreed settlement procedure, relating to the year 2009 the Tax Agency issued an Assessment on December 1, 2008 for a payment of Euro 1.1 million, against which the Parent Company appealed on January 19, 2009, claiming the correctness of its returns. Meanwhile, on July 7, 2009, a request for payment was received of Euro 1.2 million (including penalties), with an additional Euro 0.3 million requested in 2010. The amount was paid on a provisional basis while awaiting the outcome of the appeal and recognized as a receivable in the “Other current assets” account.

With Judgment of the Court of Cassation on April 30, 2010 (notified on January 14, 2011), the subsidiary Marazzi Group S.p.A. lost a dispute in relation to indirect VAT charges concerning the years between 1998 and 2002. In 2009, Euro 1 million had already been provisioned against this dispute. The provision was utilized in June 2011 following the notification of the above stated judgment.

In the first half of 2011, the subsidiary Marazzi Group S.p.A. was subject to a general inspection by the Tax Agency, Regional Centre of Emilia Romagna Large Contributions Office, for the 2007 tax year. The inspection was concluded with the preparation of a Formal Written Notice on April 29, 2011. An appeal has been drawn up addressed to the relevant office of the Regional Tax Agency. The Company, in the belief of the correctness of its actions, considered the issues alleged largely contestable and is currently drawing up

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

the necessary observations concerning the principal assessments. It was considered appropriate to prudently provision Euro 250.

The account “Provision for other risks” primarily relates to estimated liabilities deriving from pending disputes initiated by social security institutions for worker’s compensation.

The Directors consider that from the conclusion of the above stated disputes, in addition to those from the fiscal years still open, no material liabilities will be recorded to the consolidated financial statements.

3.2.3.26 Liabilities related to assets held-for-sale

The account of Euro 1,106 relates to liabilities directly related to assets held-for-sale and commented upon at point 3.2.3.14.

3.2.3.27 Share capital and reserves

The share capital amounts to Euro 10,789 and consists of 10,789,497 ordinary shares with a par value of Euro 1 each.

There were no movements in the number of shares in 2011. The changes in the shareholders’ equity are illustrated in the relative schedule.

At December 31, 2011, the Parent Company and the companies of the Group did not hold any treasury shares.

Comments on changes in shareholders’ equity

The principal changes in the Shareholders’ Equity refer, in addition to the result for the year, to the negative impact from the translation of the accounts of foreign subsidiaries and changes in the cash flow hedge reserve. These reserves are of a temporary nature recording the fair value variations of the derivatives hedged, and will be cancelled with the simultaneous recording to the income statement of the interest streams from the underlying loans hedged.

No dividends were distributed in 2011, nor were there any payments made on account on the 2011 dividends.

3.2.3.28 Commitments and risks

The Group provided bank guarantees for Euro 7,820 as of December 31, 2011.

The future lease commitments as of December 31, 2011 relating to operating leases (rentals) with an original expiry of at least one year are summarized as follows:

Table 3.58

Operating leases
Due within 1 year	8,187
Within 24 months	4,110
Within 36 months	2,805
Within 48 months	1,252
Within 60 months	383
Over 60 months	325
Total lease payments	17,062

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

3.2.3.29 Revenues

In the years ended December 31, 2011 net sales totaled Euro 832,547 and can be divided into segments as shown in the following table:

Table 3.59

Revenues	2011
Tile sales	764,593
Semi-finished and raw materials sales	26,918
Sanitary sales	24,296
Revenues for services and other	16,740
Total	832,547

3.2.3.30 Cost of sales

The composition of cost of sales is shown in the following table:

Table 3.60

Cost of sales	2011
Raw materials purchases	132,470
Parts and consumables	20,808
Packaging	29,127
Finished products purchases	61,276
Energy purchases	79,893
External processing and external production services	22,444
Transport	30,558
Labor costs and related charges	107,107
Amortization and depreciation	47,873
Maintenance	14,126
(Increase) decrease of inventory	(26,231)
Rent and industrial equipment leasing	1,475
Other	18,244
Increases in fixed assets constructed internally	(5,176)
Total	533,994

3.2.3.31 Logistic expenses

The breakdown of this account is detailed in the following table:

Table 3.61

Logistic expenses	2011
Labor costs and related charges	16,822
Amortization and depreciation	1,379
Internal transport	7,578
Packing	2,344
Other logistic expenses	10,713
Total	38,836

The account “Other expenses” relates principally to warehouse rental (Euro 4.2 million) in Russia, USA and Italy and for the residual parts to other logistic services.

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

3.2.3.32 Selling costs

The breakdown of this account is detailed in the following table:

Table 3.62

Selling expenses	2011
Labor costs and related charges	46,294
Promotions and advertising	45,545
Transport on sales	18,605
Amortization and depreciation	2,781
Losses on receivables	6,138
Other selling costs	24,237
Total	143,600

The account “Other selling costs” refers principally to the rental of commercial space in the USA, including the new sales points acquired, and in Russia (Euro 6.9 million – of which Euro 1.3 million relating to Marazzi Distribution), travel and sales representative expenses (Euro 7.4 million) and commercial services and consultancy costs (Euro 5.2 million).

Doubtful debts amounted to Euro 6.1 million, of which Euro 5.4 million for the doubtful debt provision.

3.2.3.33 General and administrative expenses

The breakdown of this account is detailed in the following table:

Table 3.63

General and administrative expenses	2011
Labor costs and related charges	28,912
Duties and taxes (excluding corporation tax)	3,638
Legal and administrative services	3,150
Directors’ and auditors’ fees	1,192
Amortization and depreciation	5,932
General and administrative insurances	768
IT Expenses	3,624
Telephone and postal expenses	1,033
Other general and administration costs	6,795
Total	55,044

3.2.3.34 Restructuring charges and asset write-downs

The restructuring charges and asset write-downs of Euro 14.2 million concern:

Table 3.64

(Euro thousands)	2011
Charges for employee reductions in the year	3,565
Charges for employee reductions in future year	1,500
Contractual charges	1,632
Contractual obligations	900
Inventory provision of discontinued lines	471
Other charges	3,683

Total restructuring charges	11,751

Non-current asset write-downs	1,264
Fair value valuation of non-current assets held-for-sale	1,188
Total restructuring charges and asset write-downs	14,203

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

In 2011, the Group continued the corporate reorganization plan begun in previous years. The restructuring charges incurred in the year relate both to the actions taken in 2011 and to the effects in the year from actions undertaken in previous years.

Charges for employee reductions amounted in France to Euro 0.8 million, concerning the redundancy of employees, in Spain to Euro 1.7 million due to use of the national lay-off scheme, similar to the extraordinary temporary lay-off scheme in Italy, and to leaving incentives in China for Euro 1 million.

In Italy, Euro 1.5 million was provisioned for leaving incentives to be incurred in 2012.

Contractual charges of Euro 1.6 million relates to contractual commitments of the French companies to acquire production volumes for the two subsequent years to the sale of the French factories in the previous year and expected to be fully discharged in 2012.

Contractual obligation charges relate to future obligations concerning the reorganization of the French BU.

The other charges and risks include for Euro 2.3 million the provision for risks related to the reorganization activities carried out in the past by the Italian BU and for Euro 0.5 million to the reorganization of the Chinese BU.

The write-down of non-current assets held-for-sale concerns the value adjustment which, based on the valuations made and the plans currently being implemented, establishes a recoverable value of foreign operations no longer considered strategic and held-for-sale of Euro 1.0 million, and the impairment (Euro 0.2 million) on property held exclusively for sale.

Restructuring charges of Euro 11.6 million concern for Euro 5.1 million charges for the reduction of personnel.

3.2.3.35 Other income

The breakdown of this account is detailed in the following table:

Table 3.65

Other income	2011
Revenues from recharge of transport costs	6,253
Other income	4,915
Revenues from samples and displays	1,130
Gains on sale of assets	1,442
Total	13,740

3.2.3.36 Other operating costs

The breakdown of this account is detailed in the following table:

Table 3.66

Other operating costs	2011
Provisions for various risks	657
Other charges	2,462
Non-recurring charges	81
Loss on sale of assets	91
Total	3,291

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

3.2.3.37 Expenses by nature

The composition of expenses by nature, as required by IAS 1.93, is detailed in the following table:

Table 3.67

Expenses by nature	2011
Amortization and depreciation	57,966
Labor costs	199,135
Change in inventory	(26,231)
Purchases	320,741
Transport	50,695
Promotional and advertising	26,991
Commissions	18,554
Other charges	126,914
Total	774,765

Classified as:

Table 3.68

Expense category	2011
Cost of sales	533,994
Logistic expenses	38,836
Selling expenses	143,600
General and administrative expenses	55,044
Other charges	3,291
Total	774,765

The breakdown of cost of labour is shown in the following table:

Table 3.69

Labor costs	2011
Wages and salaries	140,908
Social charges	44,415
Post-employment benefits	4,731
Other personnel costs	9,081
Total	199,135

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

3.2.3.38 Financial charges (income)

The breakdown of this account is detailed in the following table:

Table 3.70

Financial charges (income)	2011
Interest income from bank deposits	1,373
Interest income from held-for-trading financial assets	1
Income from sale of equity investments	0
Other financial income	54
Financial income	1,428

Borrowing costs on bank loans	34,998
Financial component leaving indemnity	598
Bank charges	4,033
Amortized cost charges	1,457
Other charges	2,020
Financial charges	43,106

Financial charges	41,678

Currency gain	(1,638)

Total	40,040

The other financial income refers to dividends received from some holdings.

Financial charges relate to short, medium, and long term debt obtained from credit and financial institutions. The financial charges are net of financial charges capitalized on investments made during the year of Euro 377 and relate to the Russian subsidiaries (average annual capitalization rate 5%).

For further information, reference should be made to the previous paragraph 3.2.3.21.Other Charges mainly include losses previously recorded to the comprehensive income statement and now reclassified from net equity to income statement for Euro 1,306 following the elimination of the investment in MB Venture Capital Fund I Part. Company G N.V. classified to Other Investments.

The net exchange difference deriving from valuation of receivables and payables in foreign currencies (and therefore not realized at year-end) amounted to Euro 1,883.

3.2.3.39 Share of expenses (income) from equity investments valued under the equity method

Table 3.71

Share of income and charges	2011
Share of income	(11)
Share of charges	261
Total	250

The investments in associated companies valued under the equity method are listed in paragraph 3.2.2.

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

3.2.3.40 Income taxes

3.2.3.40.1 Current income taxes

Pre-tax profits and the provisions for income taxes for the years ended December 31, 2011 are summarized as follows:

Table 3.67

(Euro thousands)	2011
Current taxes	20,645
Deferred tax charge (income)	(2,016)
Income taxes for the year	18,629

In accordance with current legislation, the most important Italian companies of the Group, including the subsidiary Marazzi Group S.p.A., adhered to the national fiscal consolidation for the 2011 income tax year led by the Parent Company Fintiles S.p.A., as fiscal consolidating company. This means that the Imposta sul reddito delle società “IRES” charge is calculated on a tax base representing the aggregate of the taxable income and tax losses of the individual companies and the consolidating company. The economic effect relating to the assessable fiscal income remains within each company adhering to the national fiscal consolidation. The IRES income tax debtor and creditor positions with the tax authorities are transferred from the individual Italian companies to the consolidating company. On the Group the positive economic effect (income from fiscal consolidation) deriving from the allocation of the losses of the period to the fiscally consolidated Fintiles Group was Euro 3.1 million and was recorded in the account Current taxes.

The Corrective Manoeuvre 2011 (Legislative Decree No. 98 of July 6, 2011, enacted with modifications by Law No. 111 of July 15, 2011) amended the treatment of tax losses. The new rules permit an unlimited time period to carry forward losses which may be utilized for up to 80% of the income in the period and is applicable also for losses matured in tax periods before its entry into force (2011). For entities whose tax period coincides with the calendar year, the utilization relates to losses incurred until the 2010 year-end.

The Group tax rate for 2011 was 48.1%.

The reconciliation between the nominal tax rate as per Italian legislation and the effective rate arising from the consolidated financial statements is as follows:

Table 3.68

	2011
	(Euro/millions)%
Profit before taxes	17.0
Theoretical fiscal charge as per Italian legislation	5.3	31%
Cumulative effect determined by different tax rates, applied in foreign countries	(1.6)	-9%
Fiscal losses not yet recoverable	10.3	60%
Permanent differences on foreign entities tax effect	(0.3)	-1%
IRES permanent differences	2.5	14%
IRAP permanent differences	6.2	36%
New fiscal allowances	(1.2)	-7%
Deferred effect of change in tax rate	0.2	1%
Tax on the distribution of foreign subsidiary reserves	0.0	0%
Utilization of previous years’ tax losses	(0.2)	-1%
Substitute tax dividend	0.6	3%
Other effects	(3.1)	-18%
Consolidated actual tax charge	18.6	109%

The reconciliation shows the reasons that generate the difference from the 31% theoretical tax rate.

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

3.2.3.40.2 Deferred tax assets and liabilities

The following table shows the deferred tax assets and liabilities as of December 31, 2011:

Table 3.69

Deferred tax assets and liabilities	31.12.2011
Deferred tax asset	43,942

Deferred tax liabilities	(67,236)

Total net deferred tax liabilities	(23,294)

The deferred taxes reflect the net fiscal effect of the timing differences between the accounting and fiscal values of assets and liabilities.

The accounting of deferred taxes in the consolidated financial statements was made considering the possible recoverability of the deferred tax assets.

The composition of net deferred tax liabilities as of December 31, 2011 is reported in the following table:

Table 3.70

Composition of net deferred tax liabilities	December 31, 2011
Tax losses carried forward	75,074
Fixed assets	(46,222)
Accumulated depreciation	(12,047)
Net effect of the capitalization of finance leases	0
Gains not realized on inventories	3,826
Inventory provision	12,608
Doubtful debt provision	3,970
Investment write-down provision	0
Amortization on leasehold improvements	(400)
Provisions for risks and charges	9,017
Dividends	(3,384)
Employee leaving indemnity and pension provisions	18
Quotation charges	0
Hedging derivatives	2,592
Other	1,440
Total gross	46,492

Write-down provision	(69,786)

Net total	(23,294)

At December 31, 2011, the Group had fiscal losses carried forward primarily relating to the Parent Company (both concerning the company and as consolidating company of the Italian National Tax Consolidation), the French company and to a lesser extent to a Russian subsidiary, a Chinese subsidiary and some smaller companies.

The still uncertain economic climate and the expectations for the utilisable period for tax losses of the Parent Company did not warrant the recognition to the income statement of the tax benefit for tax losses in the period as the probable recovery in the short term may not be estimated.

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

In relation to tax losses carried forward of the French companies, although there is no expiry for their use, write-down provisions were recorded for the entire amount in that, given the unlikely recovery in the short-term profitability of the companies, it is not considered reasonably probable that these losses will be utilized fiscally in the near future.

The use of these fiscal losses carried forward is on condition of the existence of future taxable revenue of these subsidiaries. At December 31, 2011, regarding credits for tax losses carried forward of Euro 75,074.

Reference should be made to that outlined in the paragraph 3.2.3.25 “Provisions for risks and charges” concerning the general inspection which took place at the subsidiary Marazzi Group S.p.A. in the period under review and for the updating in relation to direct and indirect tax disputes. In addition, some of the Group’s companies have been subject to tax audits in previous years without incurring any significant liabilities.

3.2.3.41 Earnings per share

In accordance with IAS 33, the following section discloses information on the data used to calculate earnings per share and diluted earnings.

The earnings per share is calculated by dividing the net profit attributable to the ordinary shareholders of the Parent Company by the average weighted number of ordinary shares outstanding during the period.

For the purposes of the calculation of the basic earnings per share, the net profit for the year was utilized reduced by the non-controlling share. There are no preference shares, privilege share conversions or other similar instruments that would entail the adjustment of the earnings due to shareholders.

The following table reports the result and the number of ordinary shares used for the calculation of the basic earnings per share, determined in accordance with IAS 33.

Table 3.71

2011
Net profit attributed to the shareholders of the parent company	(3,365)
Weighted average number of ordinary shares to calculate basic earnings per share	10,789,497
Weighted average number of ordinary shares to calculate diluted earnings per share	10,789,497
Basic earnings per share – Euro	(0.312)
Diluted earnings per Share – Euro	(0.312)

3.2.4 Financial risk management

The Group is exposed to financial risks relating to its operating activities:

•	Credit risks, both in relation to normal commercial transactions with clients and its financial activities.

•	Liquidity risks, with particular reference to the availability of financial resources and access to the credit market and financial instruments in general.

•

Market risks (principally relating to exchange rates and interest rates), based on the fact that the Group operates at an international level in various currencies and utilizes financial instruments which generate interest.

The Group constantly monitors the financial risks which it is exposed to, in order to anticipate the potential negative effects and undertake the appropriate corrective actions.

This section provides qualitative and quantitative information on these risks in relation to the consolidated financial statements.

The quantitative data reported below does not have the nature of projections.

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

In particular the sensitivity analysis on the market risks cannot reflect the complexity and the related market reactions which can derive from any change in assumptions.

Credit risk

The maximum theoretical exposure to the credit risk for the Group at December 31, 2011 is the carrying value of the financial assets recorded in the accounts, and the nominal value of the guarantees given on debts and commitments to third parties.

The provision of credit is related to the particular operating environment of the individual companies of the group in the geographic areas in which they operate.

The monitoring of the different positions is continual and delegated to the entities of the Group which grant credit. This policy is based on the conviction that the monitoring can be efficient if managed by each individual entity within a coordinated effort by the subsidiary Marazzi Group S.p.A..

In relation to the Group, the management of the “nonperforming” receivables is based on the following guidelines:

•	Timely action: this is guaranteed by the on-going and proper functioning of the monitoring process and by quick reporting of the deteriorated positions.

•	Targeted recovery actions based on the type and amount of the exposure, as well as client profile.

•	Adequate provisions accrued, in line with the risk of the counterparty and with the type of exposure.

•	Accurate and regular reporting in order to timely monitor the aggregate portfolio risk.

A particular phase of the portfolio management is that relating to the quantification process of the credit positions and consequent write-downs.

The individual positions are written down, with a provision which reflects the partial or total non-recovery of the receivable.

The write-downs reflect at the date, the risk valuation of the credit position.

The determination of the amount of the write-down is based on an estimate of the proportion of the credit recoverable on each single position, of the relative collection date, of the charges and expenses for recovery, as well as the fair value of the guarantees and mitigating elements of the risk position.

For those positions that are not subject to analytical assessment, the group makes a write-down on the credit portfolio considering the historical characteristics of the Group credit portfolio.

The credit exposure of the Group largely relates to receivables of a commercial nature; the credit risk deriving from these operations is mitigated through the use of the following instruments:

•	letters of credit;

•	insurance policies;

•	specific payment systems.

The Group, in order to efficiently manage the credit risk, adopts additional instruments to mitigate the risk in compliance with the current laws in the various markets in which it undertakes its activities.

Liquidity risk

The liquidity risk may arise from the unavailability of, at normal economic conditions, financial resources to meet the operating needs of the Group.

The Group in order to optimize the management of its financial resources requirements has adopted a Group policy. The instruments utilized for this purpose are based on a centralized cash receipts and payment management system.

The principal factors monitored by management concerning the liquidity needs of the Group are the amount of the resources generated and absorbed by the operating activities and investment and the timing of the

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

maturity dates and of the possibility of renewal of the debtor positions or liquidity of the financial commitments and the market conditions.

With the objective of controlling the liquidity risk, the Group diversifies its funding instruments and continually monitors the capital markets based on its future liquidity needs, in accordance with the company’s budget requirements.

The contractual maturity of the financial liabilities for the next five years, including the interest to be paid and excluding the effects of compensation agreements are reported in the table below.

Table 3.69

December 31, 2011	projected cash flows not discounted
	up to 3 months	3-12 months	1-2 years	2-5 years	over 5
Loan repayment including estimated interest
Long-term loan repayment including estimated interest	8,098	83,444	98,004	285,476	247,991
Short-term loan repayment including estimated interest	11,070	2,622

Interest rate derivative instruments
Interest Rate Swaps hedge	138	5,650	5,274	5,284
Total	19,306	91,716	103,278	290,760	247,991

For the variable interest loans and future interest derivative instruments the calculations were made based on the interest rates at the end of the year, assuming that these rates remain constant for the entire period.

Currency risk

The Group is exposed to risks deriving from exchange rate fluctuations, which may impact on the result and on the net equity value.

The exchange risk exposure derives from the geographic location of the operating units compared to the geographic location of the markets in which it sells its products and procures raw materials, semi-finished products, machinery, and from the sourcing of financing in foreign currency.

In particular the Group is exposed to three types of exchange risks:

•

Economic/competitive: includes all effects that a change in the market rate can generate on the income of the company and therefore influence the strategic decisions (products, markets and investments) and the competitiveness of the Group on the market.

•

Transactions: relates to the possibility that changes in exchange rates occur between the date in which a financial commitment between the counterparties becomes highly probable and/or certain and the settlement date of the transaction. These changes result in a difference between the expected cash flows and the actual cash flows.

•

Transfer: this type of risk relates to the exchange differences which can derive from changes in the book value of the net equity expressed in local currency.In the consolidated financial statements, there are transactions in foreign currencies made by companies with varying functional currencies. These variances do not cause an immediate difference between the expected and actual cash flows, but have an accounting effect on the consolidated financial statements of the Group.

In particular, where the companies of the Group incur costs in currencies other than those of the respective revenues, the variance in the exchange rate may impact on the operating result of these companies.

Also in relation to the commercial activities, the companies of the Group may hold commercial receivables or payables in currencies other than the functional currency of the entity. The change in the exchange rate may result in the realization or the recording of exchange gains and losses.

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

The management of the exchange risk is governed by the policy currently in force in the Group, whose objective is to apply management criteria which are not speculative, with the purpose of minimizing the risks within the limits of a careful analysis of the currency positions.

The Group monitors the principal exposure to exchange risk where at the balance sheet date there are no hedges against such exposures.In 2011, the nature and the structure of the exchange risk exposures and the hedging policies did not change substantially.

Sensitivity analysis

The translation of the financial assets and liabilities in currencies other than the functional currency of each company within the Group produces an effect on the income statement which may vary based on the exchange rate at the year-end.

For the purposes of sensitivity analysis, the potential impact on the result for the year was made deriving from a fluctuation of +/-5% on the exchange rates indicated above, applied to the exposure of the parent company and of the other companies (accounts in foreign currencies other than the functional currency of each company). The analysis was made assuming that all the other variables, in particular the interest rates, were constant.

At December 31, 2011, if the principal currencies had applied exchange rates increased by 5%, the assumed result (pre tax) for the year would be lower by Euro 3.6 million. The major part of the effect would be due to the exposure to the Euro/Roubles exchange rate (Euro 0.7 million) and to the Euro/USD exchange rate (Euro 2.3 million). If the exchange rates applied were reduced by 5%, the assumed result before taxes would be higher by Euro 3.8 million, also due to the same exposures.

Interest rate risk

The Parent Company and the subsidiaries and the associated companies utilize third party financial resources typically from recourse to banking institutions.

The variability of the interest rates on Group loans on the market may impact the profitability of the Group.

To counter these risks the Group utilizes interest rate derivative instruments, principally interest rate swaps, with the objective to mitigate, at acceptable economic conditions, the variability of the interest rates on the result.

The management of the interest rate risk has the objective to reduce the risks of volatility over the period of the interest and to obtain an optimal mix between variable and fixed rates in the financing structures and mitigate against fluctuations in market interest rates while at the same time minimizing borrowing costs.

The Group manages the risks of changes in interest rates through the use of derivative financial instruments, reserved for the management of the exposure to interest rate fluctuations connected to future monetary cash flows and asset and liability balance sheet items and are not of a speculative nature.

The exposure to the interest rate risk is hedged through the utilisation of Interest Rate Swaps; these instruments are only utilized by the Parent Company and by the subsidiary Marazzi Group S.p.A. with the objective of fixing the interest paid on the various sources of financing.

Sensitivity analysis

The Group, in evaluating the potential impact deriving from changes in interest rates applied, analyzed the effect on the result for the year, relating to the financial instruments at variable interest rates not hedged by derivative instruments, and the effect on the net equity relating to the cash flow hedges. The variable interest financial instruments typically include loans payable (at December 31, 2011 amounting to Euro 621,569).

During 2007, 2009, 2010 and 2011 IRS operations were made, still in course in 2011, for a total nominal value of Euro 370,000 in which part of the variable rate liability was transferred into fixed rate.

For the purposes of the sensitivity analysis, it was assumed a variance of +50 bp and of -50 bp in the level of the interest rate applied to the financial assets and liabilities at a variable interest rate, and to the interest

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

rate derivative instruments as at December 31, 2011, assuming all the other variables remain constant. The financial liabilities hedged with IRS were excluded from the analysis of the impact in the income statement as no longer subject to risk of variability in the interest rate. On the other hand, with reference to the IRS hedges, a sensitivity analysis was undertaken to determine the potential impact on the net equity relating to the fair value changes of the derivatives assuming changes to the interest rates.

If, at December 31, 2011, the interest rates were higher by 50 bp, the pre-tax result for the year would have been lower by Euro 1.2 million due to the higher borrowing costs; while due to the valuation of the fair value of the IRS, the net equity would have been higher by Euro 4.4 million, before the tax effect. The pre-tax result would have been higher for the same amounts indicated previously if the interest rate was 50 bp lower, due to lower borrowing costs.

3.2.5 Transactions with related parties

The significant transactions with related parties are reported in the following supplementary tables of the income statement and balance sheet.

Table 3.74

Income Statement (with related parties)	2011	of which related parties
Revenues	832,547	4,814
Cost of sales	(533,994)	1,231
Gross Profit	298,553
Logistic expenses	(38,836)	397
Selling expenses	(143,600)	461
General and administrative expenses	(55,044)	490
Other income	13,740
Other operating charges	(3,291)
Operating profitbefore restructuring and asset write – downs	71,522
Restructuring charges and asset write-downs	(14,203)
Earnings before financial income/charges and taxes	57,319
Financial charges	(41,678)
Currency gains	1,638
Share of expensesfrom equity investments	(250)
Profit before taxes	17,029
Income taxes	(18,629)
Net loss	(1,600)
Non-controlling interest income	(1,765)
Group net loss	(3,365)

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Table 3.75

Balance Sheet (with related parties)	31.12.2011	of which related parties
Assets
Current assets
Cash and cash equivalents	65,154
Trade receivables	154,812	7,655
Inventories	263,408
Other current assets	33,694
Current financial assets	11,691
Total current assets	528,759
Non-current assets
Property, plant and equipment	512,430
Investment property	4,753
Intangible assets	31,165
Goodwill	3,497
Non-current financial assets	0
Investments valued under the equity method	17,754
Other investments	1,762
Deferred tax assets	43,942
Other non-current assets	3,452
Total non-current assets	618,755
Assets held-for-sale	16,390
TOTAL ASSETS	1,163,904

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Table 3.76

Balance Sheet (with related parties)	31.12.2011	of which related parties
SHAREHOLDERS’ EQUITY AND LIABILITIES
Current liabilities
Short-term loans	15,971
Current portion of long-term loans	65,029
Current financial liabilities	6,730
Trade payables	176,861	2,172
Taxes payable	2,579
Other current liabilities	42,163	26
Provisions for liabilities and charges	8,963
Total current liabilities	318,296
Non-current liabilities
Long-term loans	556,540
Non-current financial liabilities	12,079
Post-employment and other employee benefits	14,777
Deferred tax liabilities	67,236
Other non-current liabilities	17,683
Provision for risks and charges	5,184
Total non-current liabilities	673,499
Liabilities related to assets held-for-sale	1,106
TOTAL LIABILITIES	992,901

Group shareholders’ equity
Total Group shareholders’ equity	167,599
Non-controlling Interest	3,404
TOTAL SHAREHOLDERS’ EQUITY	171,003
TOTAL SHAREHOLDERS’ EQUITY AND LIABILITIES	1,163,904

Table 3.77

		of which:related parties
Effect on Balance Sheet at 31.12.2011	Total at 31.12.2011	Holding companies	Associated companies	Other related parties	Total related parties	% on total account items
Current trade receivables	154,812		7,327	328	7,655	4.9%
Trade payables	176,861		531	1,641	2,172	1.2%
Other current liabilities	42,163			26	26	0.1%

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Table 3.79

		of which: related parties
Effect on 2011 Income Statement	Total 2011	Holding companies	Associated companies	Other related parties	Total related parties	% on total account items
Net sales	832,547	0	4,376	438	4,814	0.6%
Cost of sales	533,994		558	673	1,231	0.2%
Logistic expenses	38,836			397	397	1.0%
Selling expenses	143,600			461	461	0.3%
General and administrative expenses	55,044			490	490	0.9%

The subsidiary Marazzi Group S.p.A. sells products, semi-finished products and raw materials to other Group companies to optimize procurement and production. The subsidiary Marazzi Group S.p.A. also provides loans within the Group to sustain temporary cash needs and maintain current account relations with subsidiaries and associated companies. Transactions between the Parent Company and Group companies, and between Group companies are conducted at market conditions.

Transactions with Holding companies, Associated companies (for transactions not eliminated on consolidation) and other related parties in 2011 were as follows:

Table 3.81

TRANSACTIONS WITH RELATED PARTIES	31.12.2011		2011
(Euro thousands)	Rec. and other assets	Payables and other liabilities	Costs	Revenues
Associated companies
Mineralbaveno S.r.l		508	508
Tempini S.p.A.	7,327	23	23	4,376
Ravenna Mill srl			27
Total associated companies	7,327	531	558	4,376

Other related parties
Regina Pacis S.p.A.		1,456	1,726
Ab Keramica di Ante Bautovic	30			142
Studio Graziosi		167	232
Multinvest S.p.A.
Sassuolo Sviluppo	1			28
Rosa Real Estate	189			173
Des Artes S.r.l.		2	29
Permira Associati SpA		16	19
Rosaria Marazzi	108			95
Studio Ravà/Sisa		26	15
Total other related parties	328	1,667	2,021	438

Total related parties	7,655	2,198	2,579	4,814

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

In 2011, the Parent Company and the subsidiary Marazzi Group S.p.A. had in place transactions with related parties as follows:

Rental contracts

The subsidiary Marazzi Group S.p.A. (as lessee) signed a lease with Immobiliare Regina Pacis S.p.A (as lessor) regarding a plot of land utilized by the Company in Sassuolo. The contract had a duration of one year starting on January 1, 2001 and provides for automatic yearly renewal unless terminated by one of the parties with one month notice. Annual rental is Euro 723, plus VAT, and there is no provision for an automatic update based on the change of the Istituto nazionale di statistica (ISTAT) inflation index. There is no provision of a change in rent on the automatic renewal of the lease.

The subsidiary Marazzi Group S.p.A. (as lessee) signed a lease with Immobiliare Regina Pacis S.p.A (as lessor) regarding the real estate units at Sassuolo used by the subsidiary Marazzi Group S.p.A. for production and offices. The leasing contract was for duration of six years (from May 24, 2005), and provides for automatic renewal for an additional six years unless terminated by the lessee with six months notice. The leasing contract does not provide any grounds for termination by the lessor.

The contract has been modified on various occasions. The first amendment was in the first half of 2007, in consideration of the fact that part of the complex was returned to the lessor. The second and final modification, agreed on February 24, 2009, was made necessary following the extension of the area rented, with the annual rental increased for the period May 24, 2011 – May 24, 2012 to Euro 952 plus VAT, updated each year to changes in the ISTAT price index.

Consulting contracts

Studio Graziosi

The subsidiary Marazzi Group S.p.A. incurred costs for legal/tax advisory provided by Studio Graziosi (of which Gian Battista Graziosi, a member of the Board of Directors of Marazzi Group S.p.A., is a partner) for a total of Euro 232 plus VAT.

Studio Ravà-Sisa

During the year the Ravà Accountancy firm (of which Mr. Andrea Franzini, a member of the Board of Directors of the Parent Company, is involved), provided accounting, corporate and tax services to the Parent Company, directly or through its services company S.I.S.A Sas, for an amount of Euro 15.

3.2.6 Significant non-recurring events and operations

Other than that described already in the notes, there were no events or non-recurring operations undertaken in the year by the Group.

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

3.2.7 Fees to the independent audit firm

The following table, prepared pursuant to article 2427, paragraph 16 bis of the Civil Code, reports the payments made in 2011 for audit and other services carried out by the audit firm and entities associated with the audit firm.

Euro thousands	Party providing the service	Company	Fees relating to 2011
Audit	Deloitte &Touche	Parent Company	4
	Deloitte &Touche	Subsidiary companies	645
Certification work	Deloitte &Touche	Parent Company	0
	Deloitte &Touche	Subsidiary companies	9
Total			658

Fintiles Group	2011 Annual Accounts

(ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EURO EXCEPT WHERE OTHERWISE STATED)

Subsequent Events to December 31, 2012

(UNAUDITED)

The main events that occurred after the balance sheet date are as follows:

•	After December 31, 2011, the Group consolidation changed as follows:

New subsidiaries:

•	Marazzi Group F.Z.E. in Dubai, which was incorporated on January 29, 2012;

•	Marazzi Manhattan LLC, a USA company, which started its operations on April 2, 2012

Operations of the subsidiary Marazzi Canada Inc. began following the start-up of specific agency contracts at the beginning of January 2012.

On July 5, 2012 the Russian subsidiary Welor ZAO was renamed KM Group.

•

On May 20, 2012 multiple earthquakes occurred and severely impacted the Emilia Romagna region of Italy where Marazzi headquarters and its main Italian plants are located. The Group suffered significant damages at the Finale Emilia (Modena) plant since it was very close to the epicenter of the earthquake. No Marazzi employees were injured. The plant was immediately closed and the refurbishment of the plant is still in process.

Certain company assets, in particular the building, the equipment and some inventory were damaged. Specifically, part of the cement structure of the building needed to be demolished and rebuilt while the processing lines and the kilns will be refurbished or replaced.

The Company also suffered indirect damagesdue to the interruption of business at the Finale Emilia plant following the closure of the production facility.

The completion of the refurbishment of the Finale Emilia plant is expected by the end of January 2013 and, at that time, production activity is expected to resume.

The quantification of damages has been substantially completed and Marazzi reached an agreement on its insurance claims pursuant to its insurance policy which covers both direct and indirect damages caused by an earthquake with a leading European insurance company. As such, Marazzi management believes that all losses are fully refunded and that the earthquake will not have a significant impact on the net income and on the net equity at year-end.

•

In the first half of 2011, the subsidiary Marazzi Group S.p.A. was subject to a general inspection by the Italian Tax Authorities concerning the fiscal year ended on December 31, 2007.The inspectors completed their workand issued a Formal Written Notice on April 29, 2011 assessing additional income taxes and penalties. As previously disclosed, Marazzi Group S.p.A. had appealed against this tax assessment. In May 2012 Marazzi management decided to settle the litigation with the tax authorities and the related agreement was signed on July 9, 2012. Marazzi expects to pay additional taxes, penalties and interest for a total amount of Euro 852 thousand, to be paid by instalmentsand fully provisioned in the accounts in the second quarter of 2012.

On October 12, 2012 the Board of Directors of Marazzi Group S.p.A. appointed Mr. Andrea Sasso as the new CEO, replacing Mr. Andrea Piglione.